Exhibit 10.1

CREDIT AGREEMENT

dated as of

May 8, 2018,

among

ADESTO TECHNOLOGIES CORPORATION,

 as Borrower,

THE LENDERS PARTY HERETO,

CORTLAND CAPITAL MARKET SERVICES LLC,

 as Administrative Agent,

and

OBSIDIAN AGENCY SERVICES, INC.,

as Collateral Agent

i

Table of Contents

(continued)

Table of Contents

(continued)

SCHEDULES

Schedule 1.01(a)	‑	Subsidiary Guarantors
Schedule 1.01(b)	‑	Existing Debt to Be Repaid
Schedule 2.01	‑	Lenders and Commitments
Schedule 3.07(a)	‑	Capitalization of Borrower and its Subsidiaries
Schedule 3.07(b)	‑	Capital Stock of Borrower, Options, Warrants, etc.
Schedule 3.16	‑	Environmental Matters
Schedule 3.17	‑	Insurance
Schedule 3.18(a)	‑	UCC Filing Offices
Schedule 3.19(a)	‑	Owned Real Property
Schedule 3.19(b)	‑	Leased Real Property
Schedule 3.24	‑	Financial Advisors
Schedule 3.29		Major Customers
Schedule 3.27	‑	Deposit Accounts and Securities Accounts
Schedule 3.30(b)	‑	Accounts Payable and Notes Payable
Schedule 6.01	‑	Existing Indebtedness
Schedule 6.02	‑	Existing Liens

EXHIBITS

Exhibit A	‑	Form of Notice of Borrowing
Exhibit B	‑	Form of Solvency Certificate
Exhibit C	‑	Form of Note
Exhibit D	‑	Form of Administrative Questionnaire
Exhibit E	‑	Form of Assignment and Acceptance
Exhibit F	‑	Form of Guarantee and Collateral Agreement
Exhibit H	‑	Form of Warrant
Exhibit I	‑	Form of Warrant Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of May 8, 2018 and entered into by and among Adesto Technologies Corporation, a Delaware corporation (the “Borrower”), the Lenders (as defined in Article I), Cortland Capital Market Services LLC (“Cortland”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”) and, Obsidian Agency Services, Inc. (“Obsidian”), as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent”).

PRELIMINARY STATEMENT

The Borrower desires that the Lenders extend certain credit facilities to the Borrower (i) to finance the Acquisition, (ii) to effectuate the Existing Debt Refinancing, (iii) to pay fees, costs and expenses (including, without limitation, attorney’s fees) incurred in connection with the Transactions (“Transaction Expenses”) and (iv) to finance working capital and other general corporate purposes of the Borrower and its Subsidiaries.

The Lenders have agreed to extend term loans to the Borrower for such purposes.

The Borrower desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on substantially all of its real, personal and mixed property, including a pledge of the capital stock of each of its Subsidiaries, as and to the extent provided herein and in the other Loan Documents.

Certain of the Borrower’s Subsidiaries have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on substantially all of their respective real, personal and mixed property, including a pledge of the Equity Interests of each of their respective Subsidiaries, as and to the extent provided herein and in the other Loan Documents.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.     Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“Acquired Entity” shall have the meaning assigned to such term in Section 6.04(xiii).

“Acquisition” shall mean the purchase of certain Equity Interests of the Target by the Borrower and the consummation of the other transactions contemplated by the Transaction Documents, in each case, in accordance with the Transaction Documents.

“Acquisition Agreement” shall mean that certain Share Purchase Agreement dated as of May 8, 2018 among Borrower and the sellers party thereto, as amended, restated, supplemented or otherwise modified in accordance with the terms thereof and hereof.

“Acquisition Earnout”  shall means, with respect to the Acquisition or any Permitted Acquisition, all obligations of the Borrower or any Subsidiary thereof to make earn out or other contingency payments (including milestone payments, purchase price adjustments or any similar contingent payment obligation calculated by reference to the performance of business or assets acquired pursuant to such Acquisition or Permitted Acquisition) pursuant to the documentation relating to such Acquisition or Permitted Acquisition.  For purposes of determining the aggregate consideration paid for such an Acquisition, the amount of any earn out obligations shall be deemed to be the maximum amount of the earn out and other contingency payments in respect thereof as specified in the documents relating to such Acquisition or Permitted Acquisition.

“Administrative Agent” shall have the meaning assigned to such term in the Preamble.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit D, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided,  however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any Person that directly or indirectly owns 10% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement” shall mean this Credit Agreement.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of:

(i)          the Prime Rate in effect on such day;

(ii)         the Federal Funds Effective Rate in effect on such day plus ½ of 1.0% per annum; and

(iii)       the Libor Rate plus 1%.

Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Libor Rate shall be effective from and including the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Libor Rate, respectively.

The Alternate Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender.  Interest calculated pursuant to clause (i) above will be determined based on a year of 365 days or 366 days, as applicable and actual days elapsed.  Interest calculated pursuant to clauses (ii) and (iii) above will be determined based on a year of 360 days and actual days elapsed.

“Alternate Base Rate Loans” shall mean any Loan that bears interest at a rate determined by reference to the Alternate Base Rate.

“Applicable Prepayment Premium” has the meaning assigned to such term in Section 2.05(c).

“Appointee” shall have the meaning assigned to such term in Section 5.16.

“Asset Sale” shall mean the Disposition by the Borrower or any Subsidiary to any Person other than the Borrower or any Subsidiary Guarantor of (i) any of the Equity Interests of any of the Borrower’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Borrower or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of the Borrower or any of its Subsidiaries, including the granting of licenses in respect of Intellectual Property with a term of five (5) years or more (other than (a) inventory sold in the ordinary course of business, (b) Dispositions of accounts in the ordinary course of business for purposes of collection, (c) non-exclusive licenses to firmware in connection with the sale of products in the ordinary course and licenses granted to persons providing manufacturing, packaging or testing services in the ordinary course of business in connection with such services, and (d) any other assets to the extent that (x) the aggregate value of such assets Disposed of in any single transaction or related series of transactions is equal to $250,000 or less and (y) the aggregate value of assets disposed in reliance on the foregoing clause (x) does not exceed $500,000 in any fiscal year); provided that (1) a Casualty Event, the issuance of Equity Interests of any Loan Party or Subsidiary of a Loan Party shall not constitute an Asset Sale, (2) the events set forth in clauses (iv), (vi), (vii), (viii), (ix), (xi), (xii), (xiii), (xiv) and (xv) of Section 6.05 shall not constitute an “Asset Sale” and shall not be included in “Net Asset Sale Proceeds” and (3) licenses granted by Adesto Technologies Corporation and its Subsidiaries (but excluding S3 Semiconductors and its Subsidiaries and such other Subsidiaries acquired pursuant to a Permitted Acquisition following the Closing Date as may be reasonably agreed to by the Collateral Agent (such agreement not to be unreasonably withheld)) in respect of Intellectual Property with a term of five (5) years or more shall not constitute “Asset Sales” and shall not be included in “Net Asset Sale Proceeds” to the extent the aggregate value or revenue generated in respect thereof does not exceed $5,000,000 after the Closing Date and (4) licenses granted by S3 Semiconductors and its Subsidiaries (and such other Subsidiaries acquired pursuant to a Permitted Acquisition following the Closing Date as may be reasonably agreed to by the Collateral Agent (such agreement not to be unreasonably withheld) in respect of Intellectual Property with a term of five (5) years or more shall not constitute “Asset Sales” and shall not be included in “Net Asset Sale Proceeds”.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Collateral Agent, in the form of Exhibit E or such other form as shall be approved by the Administrative Agent and the Collateral Agent.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the Preamble.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York, New York or Los Angeles, California are authorized or required by law to close, and shall include any Business Day on which dealings in U.S. Dollars between banks may be carried on in London, England and New York, New York.

“Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period, and (c) to the extent not covered by clauses (a) and (b) of this definition, the aggregate of all expenditures by the Borrower and its Subsidiaries during that period (x) to purchase or develop computer software or systems (whether or not such expenditures are capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries in conformity with GAAP) or (y) to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of the Borrower; provided that Capital Expenditures shall not include (i) the Acquisition or any Permitted Acquisition, or (ii) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” shall mean any event or occurrence described in clauses (i)(a) and/or (i)(b) of the definition of “Net Insurance/Condemnation Proceeds”.

“Change in Control” shall mean the occurrence of any of the following:

(a)         the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and the Subsidiaries, taken as a whole, to any Person;

(b)         after the Closing Date, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of the Borrower (or other Equity Interests convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of the Borrower entitled to vote in the election of members of the Governing Body of the Borrower, other than Equity Interests having such power only by reason of the happening of a contingency; or

(c)         the failure at any time of the Borrower, directly or indirectly, beneficially own and Control 100% on a fully diluted basis of the issued and outstanding Equity Interests of Target and each of the Borrower’s other Subsidiaries, in each case, free and clear of any Liens, rights, options, warrants or similar agreements or understandings, other than Liens in favor of the Collateral Agent created pursuant to the Security Documents.

As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.11, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued thereunder or in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the day enacted, adopted, issued or implemented.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean the date on which the Loans are made.

“Closing Date Joinders” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Closing Date Projections” shall have the meaning assigned to such term in Section 4.01(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the real, personal, and mixed property in which Liens are purported to be granted pursuant to the Security Documents, including all “Collateral” (as defined therein) and Mortgaged Properties.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, distributor, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s books and records, equipment, or Inventory, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $35,000,000.

“Commitment Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the total Commitments of all Lenders at such time.

 “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus

(a)         without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) Transaction Expenses, (v) unusual, extraordinary and non‑recurring charges or losses for such period,  including with respect to the Acquisition or any Permitted Acquisition,  provided that the amount of any such cash charges or cash losses shall not exceed $250,000 in the aggregate for such period, (vi) non‑cash charges for such period representing any impairment charge or asset write‑off related to intangible assets in accordance with FASB Statement 142 (to the extent that such charges do not represent a write‑down of a right to receive future payment or other consideration, and excluding non‑cash items that represent an accrual of or reserve for potential cash expenditures in any future period or amortization of a prepaid cash item that was paid in a prior period), (vii) reasonable fees and costs arising from any amendments, waivers, consents and other agreements entered into in connection with this Agreement and the other Loan Documents after the Closing Date, (viii) discretionary non‑cash bonus and other non‑cash compensation expenses in the form of common Equity Interests for such period, (ix) fees, costs and expenses paid during such period in connection with Investments permitted by the Loan Documents, including in connection with any Permitted Acquisition (to the extent consummated),  (x) fees, costs and expenses paid during such period in connection with Investments permitted by the Loan Documents, including in connection with any proposed Permitted Acquisition that is not consummated in an aggregate amount not to exceed $500,000 for such period, (xi) all non cash losses, including non cash adjustments resulting from the application of purchase accounting,  (xii) expenses with respect to liability or casualty events or business interruption to the extent covered and reimbursed or advanced during or prior to the relevant period by insurance, excluding the amount of any such insurance payments that are included in the calculation of Consolidated Net Income, (xiii) restructuring or integration costs or charges in an aggregate amount, when taken together with the add-back described in clause (xiv), not to exceed $500,000 for such period, (xv) net cost savings, expense reductions and cost-related synergies expected from synergies associated with the Acquisition or any Permitted Acquisition that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within twelve (12) months after consummation of the Acquisition or such Permitted Acquisition, calculated on a pro forma basis in an aggregate amount, when taken together with the add-back described in clause (xiii), not to exceed $500,000 for such period, (xvi) any non-cash loss attributed to mark to market movement in the valuation of hedging obligations (to the extent the cash impact resulting from such loss shall not have been realized), and (xvii) non-cash foreign exchange translation losses, minus

(b)         without duplication and to the extent included in determining such Consolidated Net Income, (i) consolidated interest income for such period, (ii) all cash payments made during such period on account of reserves, restructuring charges and other non‑cash charges added to Consolidated Net Income pursuant to clauses (a)(v) or (a)(vi) above in a previous period, (iii) income tax credits (to the extent not netted from income tax expenses), (iv) any extraordinary or non‑recurring gains for such period, (v) any non-cash gain attributed to mark to market movement in the valuation of hedging obligations (to the extent the cash impact resulting from such gain shall not have been realized), (vi) any non-cash foreign exchange translation gains, and (vii) all non cash income or gains, including non cash adjustments resulting from the application of purchase accounting, all determined on a consolidated basis in accordance with GAAP.

For the purposes of calculating Consolidated Revenue or Consolidated EBITDA, as applicable, for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Revenue Leverage Ratio or Consolidated EBITDA Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated Revenue or Consolidated EBITDA, as applicable, for such Reference Period shall be reduced by an amount equal to the Consolidated Revenue (if positive) or the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Revenue (if negative) or the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, in each case determined as if such Material Disposition occurred on the first day of such Reference Period, and to the extent the proceeds of such Material Disposition are used to repay any Indebtedness, such repayment shall be deemed to have occurred on the first day of such Reference Period and interest expenses shall be appropriately reduced to give effect thereto for such Reference Period and (ii) if at any time during such Reference Period the Borrower or any Subsidiary shall have made consummated a Permitted Acquisition, the Consolidated Revenue or Consolidated EBITDA, as applicable, for such Reference Period shall be increased by an amount equal to the Consolidated Revenue (if positive) or the Consolidated EBITDA (if positive) attributable to such Permitted Acquisition for such Reference Period or decreased by an amount equal to the Consolidated Revenue (if negative) or the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, in each case determined as if such Permitted Acquisition on the first day of such Reference Period.  As used in this definition, “Material Disposition” shall mean any Disposition of property or series of related Dispositions of property that yield gross proceeds to the Borrower or any of its Subsidiaries in excess of $500,000.

“Consolidated EBITDA Leverage Ratio” shall mean, on any date, the ratio of Total Debt outstanding on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any of its Subsidiaries that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP.  For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any of its Subsidiaries with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary (other than the acquisition by the Borrower of the Target), (c) the income of any Person attributable to minority interests in such Person solely to the extent of the amount of dividends or other distributions actually paid to such minority interests, (d) any after‑tax gains or losses attributable to Asset Sales, or returned surplus assets of any pension plan, and (e) the net income or loss for such period shall not include the cumulative effect of a change in accounting principles during such period.

“Consolidated Revenue” shall mean, for any period, the total revenue of the Borrower and its Subsidiaries on a consolidated basis determined in a manner consistent with GAAP, for such period (subject to the last paragraph of the definition of “Consolidated EBITDA”); provided that, notwithstanding anything to the contrary contained herein, for each of the fiscal quarters ending on the date set forth below, total revenue for such fiscal quarter shall be deemed to be the amount set forth below opposite such fiscal quarter:

Fiscal Quarter	Total Revenue
June 30, 2017	$16,263,000
September 30, 2017	$18,586,000
December 31, 2017	$19,749,000
March 31, 2018	$17,813,000

“Consolidated Revenue Leverage Ratio” shall mean, on any date, the ratio of Total Debt outstanding on such date to Consolidated Revenue for the period of four consecutive fiscal quarters ended on such date.

“Contingent Obligation”, as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any acceptance, letter of credit or surety bond or similar instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedging Agreements.  Contingent Obligations shall include (a) the direct or indirect Guarantee, endorsement (otherwise than for collection or deposit in the ordinary course of business), co‑making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take or‑pay or similar payments if required regardless of non‑performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence and Contingent Obligations shall exclude (A) endorsements for collection or deposit in the ordinary course of business, (B) customary indemnity obligations in effect on the Closing Date or entered into in connection with any Investment or acquisition or disposition of Equity Interests permitted under this Agreement or the other Loan Documents, (C) product warranties or other similar contingent obligations given or incurred in the ordinary course of business and (D) ordinary course performance guarantees.  The amount of any liability in respect of a Hedging Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Hedging Agreement had terminated at the end of such fiscal quarter.  In making such determination, if any agreement relating to such Hedging Agreement provides for the netting of amounts payable by and to such Person thereunder or if such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined, in each case to the extent that such agreement is legally enforceable in Insolvency Proceedings against the applicable counterparty thereof.  The amount of any other Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Contractual Obligation” shall mean, as applied to any Person, any provision of any Equity Interest issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or subject.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean an agreement, satisfactory in form and substance to the Collateral Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges the Collateral Agent’s security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions or entitlement orders, as applicable, originated by the Collateral Agent as to disposition of funds in such account, without further consent by the Borrower or any Subsidiary; provided, that the Collateral

Agent shall only deliver instructions or entitlement orders when an Event of Default has occurred and is continuing.

“Copyright Act” shall mean Title 17 of the United States Code, including the Copyright Act of 1976, and all rules and regulations issued or promulgated thereunder, all as amended and in effect from time to time.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.10(h).

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Deposit Account” shall mean a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including savings bank, savings and loan association, credit union or trust of the Borrower or as otherwise defined in the UCC.

“Disposition” shall mean with respect to any property, any sale, lease, sublease, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is one year and one day following the Maturity Date; or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time on or prior to the date that is one year and one day following the Maturity Date.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“ECF Prepayment Date” shall have the meaning specified in Section 2.10(a).

“Eligible Assignee” shall mean (i) any Lender, any Affiliate of any Lender and any Related Fund of any Lender; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; provided that none of the Borrower or any Affiliate of the Borrower shall be an Eligible Assignee.

“Employee Benefit Plan” shall mean, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which the Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute.

“Environmental Laws” shall mean all current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non‑compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is, or was within the last six preceding plan years, treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is, or was within the last six preceding plan years, treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30‑day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code) or Section 302 of ERISA, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan or the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, (f) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate , (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of

Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise incur a material liability, (i) the incurrence by the Borrower or any of its ERISA Affiliates of any liability pursuant to Section 4063 or 4064 of ERISA, (j) the imposition of liability on the Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA or (k) a Plan is in “at risk” status within the meaning of Section 430(i) of the Code, or (l) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code.

 “Events of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, without duplication, with respect to any fiscal year (or portion thereof) of the Borrower and its Subsidiaries, Consolidated Net Income plus (a) depreciation, amortization, Consolidated Interest Expense and all other non‑cash charges to the extent deducted in determining Consolidated Net Income, minus (b) Capital Expenditures during such period (excluding the financed portion thereof), minus (c) Consolidated Interest Expense paid or accrued (excluding any original issue discount, interest paid in kind or amortized debt discount, to the extent included in determining Consolidated Interest Expense) and scheduled principal payments paid or payable in respect of Indebtedness and voluntary principal payments paid or payable in respect of Loans, minus, (d) the amount of cash Investments permitted under Section 6.04(xiii) or (xx), plus or minus (as the case may be) (e) extraordinary gains or losses which are cash items not included in the calculation of Consolidated Net Income, plus (f) taxes deducted in determining Consolidated Net Income to the extent not paid for in cash, minus (g) any increase in the working capital of the Borrower and its Subsidiaries during such period (measured as the excess of such working capital at the end of such period over such working capital at the beginning of such period), plus (h) any decrease in the working capital of the Borrower and its Subsidiaries during such period (measured as the excess of such working capital at the beginning of such period over such working capital at the end thereof).

“Excess Cash Flow Percentage” shall mean 50%; provided that, with respect to any fiscal year of the Borrower, the Excess Cash Flow Percentage shall be reduced to 25% if (a) no Default or Event of Default has occurred and is continuing and (b) (i)  for Excess Cash Flow prepayments for or prior to the fiscal year ending December 31, 2019, the Consolidated Revenue Leverage Ratio as of the last day of such fiscal year is not greater than 0.40 to 1.00 and (ii) for Excess Cash Flow prepayments for any fiscal year thereafter, the Consolidated EBITDA Leverage Ratio as of the last day of such fiscal year is not greater than 1.25 to 1.00.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” shall mean, at any date of determination, each Subsidiary of the Borrower that has been designated by the Borrower in writing to the Administrative Agent and the Collateral Agent as an “Excluded Subsidiary” for purposes of this Agreement; provided that, (a) no Subsidiary that is a Domestic Subsidiary or that is organized under the laws of Ireland may be an Excluded Subsidiary, (b) no Subsidiary that owns or holds any interests in Material Intellectual Property may be an Excluded Subsidiary, (c) for purposes of this Agreement, at no time shall (i) the total assets of any Excluded Subsidiary as of the last day of any four fiscal quarter period exceed 2.5% of the Consolidated Total Assets of the Borrower and its Subsidiaries at such date, (ii) the total assets of all Excluded Subsidiaries as of the last day of any four fiscal quarter period exceed 5.0% of the Consolidated Total Assets of the Borrower and its Subsidiaries at such date, (iii) the revenues of any Excluded Subsidiary as of the last day of any four fiscal quarter period exceed 2.5% of the Consolidated Revenue of the Borrower and its Subsidiaries at such date and (iv) the revenues of all Excluded Subsidiaries as of the last day of any four fiscal quarter period exceed 5.0% of the Consolidated Revenue of the Borrower and its Subsidiaries at such date, (d) the Borrower shall not designate any new Excluded Subsidiary if such designation would not comply with the provisions set forth in clauses (a) through (c) above, and (e) if any of clauses (a) through (c) shall not be satisfied at any time, then all such Subsidiaries shall be deemed to be non‑Excluded Subsidiaries unless and until the Borrower shall redesignate one or more Excluded Subsidiaries as non‑Excluded Subsidiaries, in each case in a written notice to the Administrative Agent and Collateral Agent, and, as a result thereof, clauses (a) through (c) shall be satisfied. For purposes of determining whether any Subsidiary is an Excluded Subsidiary, the amount of total assets and revenue of any Subsidiary shall exclude charges or other payments attributable to or arising from cost-sharing agreements, transfer pricing agreements and any similar intercompany transactions. Notwithstanding the foregoing Adesto Technologies France shall constitute an Excluded Subsidiary so long as, but for its co-ownership of Patent Number 8847192, such entity would otherwise constitute an Excluded Subsidiary.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) income or franchise Taxes or branch profits Taxes, in each case (i) imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b)  in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17), U.S. federal withholding Taxes imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(d), except in each case to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.16 and (c) U.S. federal withholding Taxes imposed under FATCA.

“Existing Debt Refinancing” shall mean the repayment in full of the debt set forth on Schedule 1.01(b) and the termination of commitments thereunder and the release of all guarantees and security in respect thereof.

“Extraordinary Receipts” shall mean the receipt by the Borrower or any of its Subsidiaries of (i) any judgments, litigation settlements or indemnity payments to the extent not received as reimbursement or compensation for cash losses or payments made by the Borrower or any of its Subsidiaries, in each case in an amount that is equal to 100% of such payments and (ii) any proceeds from indemnifications provided by any Seller (as defined in the Acquisition Agreement) under the Acquisition Agreement to the extent not received as reimbursement or compensation for cash losses or payments made by the Borrower or any of its Subsidiaries.

“Facilities” shall mean any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Labor Standards Act” shall mean the Fair Labor Standards Act of 1938, as amended from time to time.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements with respect to the implementation of such Sections of the Code, and any fiscal or regulatory legislation, rules or official administrative practices to the extent adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Power Act” shall mean the Federal Power Act of 1935, as amended from time to time.

“Fee Letter” shall mean any letter agreement entered into between the Borrower and the Administrative Agent pertaining to the Administrative Agent Fees.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, controller, or in each case, anyone acting in such capacity or any similar capacity of such Person.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower and its Subsidiaries ending on March 31, June 30, September 30 and December 31 of each year.

“Foreign Law Security Documents” shall mean collectively, any local law debenture, charge or other security or collateral agreement relating to the assets of any Foreign Subsidiary that is a Loan Party (including the Irish Security Documents and each Pledge Agreement) to the extent necessary or useful to grant or perfect the Collateral Agent’s security interest therein under applicable laws.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Governing Body” shall mean the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Authority”  shall mean any Federal, state, local or foreign court or governmental agency, government department, authority, instrumentality, regulatory body, board or commission, or in the case of Ireland, any government minister, tribunal or public or statutory person being of a public nature.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(j).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided,  however, that the term “Guarantee” shall not include endorsements of negotiable instruments for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, in the form of Exhibit F, among the Borrower, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” shall mean the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone‑depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“ICC Termination Act” shall mean the ICC Termination Act of 1995, as amended from time to time.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) [reserved], (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, including any earn‑out obligations, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and not more than 180 days past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (limited to the lesser of (x) fair market value of the property as reasonably determined by such Person and (y) the amount of Indebtedness secured by such Lien), (g) all Contingent Obligations of such Person in respect of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (i) all obligations of such Person as an account party in respect of letters of credit and (j) all obligations of such Person in respect of bankers’ acceptances, (k) Disqualified Stock, and (l) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Hedging Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise.  The amount of any Indebtedness of any Person in respect of a Hedging Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Hedging Agreement had terminated at the end of such fiscal quarter.  In making such determination, if any agreement relating to such Hedging Agreement provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined, in each case to the extent that such agreement is legally enforceable in Insolvency Proceedings against the applicable counterparty thereof.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.17.

“Insolvency Proceeding” shall mean (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, examinership, dissolution, winding‑up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non‑United States legal requirements, including the Bankruptcy Code.

“Installment” shall have the meaning assigned to such term in Section 2.09.

“Intellectual Property” shall mean all present and future:  (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations‑in‑part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all broadcast rights, (e) all mask works and all applications, registrations and renewals in connection therewith, (f) all know‑how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know‑how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (g) all computer software (including data and related documentation), (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium) and (j) all licenses and agreements in connection therewith.

“Interest Payment Date” shall mean the last Business Day of each Fiscal Quarter of the Borrower, commencing with the last Business Day of June 2018.

“Interstate Commerce Act” shall mean the Interstate Commerce Act of 1887, as amended from time to time.

“Inventory” means inventory (as that term is defined in the UCC).

“Investment” shall mean (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any stocks, bonds, notes, debentures or other obligations or securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by the Borrower or any Subsidiary of the Borrower from any Person, of any Equity Interests of such Person; (iii) any direct or indirect loan, advance or capital contributions by the Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Hedging Agreement, whether entered into for hedging or speculative purposes or otherwise.  The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment and after giving effect to any return of capital, repayment or dividends or distributions in respect thereof received in cash with respect to such Investment.

“Investment Company Act of 1940” shall mean the Investment Company Act of 1940, as amended from time to time.

“Irish Companies Act” means the Companies Act 2014 of Ireland.

“Irish Debenture” means the Irish law governed mortgage debenture between S3 Semiconductors and the Collateral Agent for the benefit of the Secured Parties.

“Irish Security Documents” means the Irish Debenture and the Irish Share Charge.

“Irish Share Charge” means the Irish law governed charge over the shares in S3 Semiconductors between the Borrower and the Collateral Agent for the benefit of the Secured Parties.

“IRS” means United States Internal Revenue Service.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance.

“Libor Rate” shall mean, for any date of determination, the three‑month London Interbank Offered Rate (rounded upward to the nearest 1/16 of one percent) that appears on Bloomberg as of approximately 11:00 a.m. (Local Time) two Business Days prior to the applicable Interest Payment Date (or initially, the Closing Date); provided, that if such index ceases to exist or is no longer published or announced, then the term “Libor Rate” shall mean the three‑month London Interbank Offered Rate (rounded upward to the nearest 1/16 of one percent) as published in such other publication reasonably selected by the Administrative Agent on such date of determination, and if this latter index ceases to exist or is no longer published or announced, then the term “Libor Rate” shall mean such replacement rate as reasonably determined by Administrative Agent and Collateral Agent.  The Libor Rate shall be determined on any date of determination by the Administrative Agent or, if no Administrative Agent then exists, by the Required Lenders.  The Libor Rate shall be determined two Business Days prior to the Closing Date and, thereafter, two Business Days prior to the applicable Interest Payment Date.  The Libor Rate shall in no event be less than 1.00% per annum.

“LIBOR Unavailability Notice” shall have the meaning assigned to such term in Section 2.11(e).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, assignment by way of security or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset or (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” shall mean the aggregate amount of Unrestricted Cash and Permitted Investments of the Loan Parties.

“Loans” shall have the meaning assigned to such term in Section 2.01.

“Loan Documents” shall mean this Agreement, the Security Documents, the Notes, the Related Documents, the Fee Letter and any other document or agreement executed in connection herewith or therewith.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Local Time” shall mean New York City time.

“Make‑Whole Amount” shall mean, with respect to any Loan and on the applicable date of prepayment, repayment or acceleration of the Loans, an amount equal to the sum of (i) the present value of the aggregate amount of interest that would have otherwise been payable from the date of prepayment, repayment or acceleration through the first anniversary of the Closing Date on the amount prepaid using a discount rate equal to the Treasury Rate plus 0.50% per annum plus (ii) 2.00% of the principal amount prepaid, repaid or accelerated.

“Management Fee Recipient” shall have the meaning assigned to such term in the definition of “Management Fees”.

“Management Fees” shall mean any fees or other amounts (whether structured as a fee, an underwriting discount or otherwise) payable, directly or indirectly, to or for the benefit of the Borrower, any direct or indirect holder of Equity Interests of the Borrower or any Affiliate of any such holder of Equity Interests (each of the foregoing, a “Management Fee Recipient”) or in respect of management, consulting, financial advisory, financing, underwriting or placement services or other investment banking activities provided by or on behalf of any Management Fee Recipient to or for the benefit, directly or indirectly, of any of the Borrower or the Borrower’s Affiliates, whether payable, earned or otherwise provided for pursuant to a management agreement (howsoever denominated) or otherwise.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on and/or material adverse developments with respect to (i) the value of the Collateral (taken as a whole), (ii) the business, assets, liabilities, operations, financial condition, operating results or properties of the Borrower and its Subsidiaries, taken as a whole, or (iii) a significant portion of the industry or business segment in which the Borrower or its Subsidiaries operate or rely upon if such effect or development is reasonably likely to have a material adverse effect on the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights and remedies of or benefits available to either Agent or the Lenders under any Loan Document.

“Material Disposition” shall have the meaning assigned to such term in “Consolidated EBITDA”.

“Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $500,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements to the extent that such agreements are legally enforceable in Insolvency Proceedings against the applicable counterparty or counterparties thereof) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Intellectual Property” shall mean any Intellectual Property that (i) is material or necessary for the business of any Loan Party or any of its Subsidiaries, (ii) is reasonably determined to generate revenue in excess of $250,000 or (iii) is incorporated into or is material to the production of products or performance or services that is reasonably determined to generate revenue in excess of $250,000. Notwithstanding the foregoing, (x) “Material Intellectual Property” shall not include any third-party Intellectual Property that is non-exclusively licensed by any Loan Party or any of its Subsidiaries in the ordinary course of business as commercially available software or firmware, or with license payments that do not exceed $50,000 per year and (y) with respect to any Subsidiary, if such Subsidiary holds Intellectual Property that does not constitute Material Intellectual Property pursuant to clauses (ii) or (iii) of the foregoing sentence, but collectively, all such Intellectual Property held by such Subsidiary is reasonably determined to generate revenue in excess of $750,000 in the aggregate or is incorporated into or is material to the production of products or performance or services that is reasonably determined to generate revenue in excess of $750,000 in the aggregate, such Subsidiary shall be deemed to own Material Intellectual Property.

“Material Real Property” shall mean any real property located in the United States of America with a fair market value in excess of $250,000.

“Maturity Date” shall mean May 8, 2022.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean parcel of Material Real Property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 4.01 or Section 5.12.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents delivered with respect to Mortgaged Properties pursuant to Section 5.12, each in form and substance reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Asset Sale Proceeds” shall mean the cash proceeds received by the Borrower or any of its Subsidiaries in respect of an Asset Sale (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (a) actual and reasonable expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes, in each case paid or payable in connection with such sale), (b) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Asset Sale Proceeds) and (c) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by the asset sold in such Asset Sale and that is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset and other than Indebtedness hereunder.

“Net Insurance/Condemnation Proceeds” shall mean any net cash payments or net cash proceeds received by the Collateral Agent or by the Borrower or any of its Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented fees, costs or expenses, including reasonable legal fees and expenses, and taxes incurred by the Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof.

“Net Securities Proceeds” shall mean the cash proceeds (net of reasonable underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from  the incurrence of Indebtedness by the Borrower or any of its Subsidiaries.

“Note” shall have the meaning assigned to such term in Section 2.04(d).

“Notice of Borrowing” shall have the meaning assigned to such term in Section 2.02(c).

“Obligations” shall mean all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Collateral Agent, the Lenders or any of them under the Loan Documents, whether for principal, interest (including, without limitation, any interest accruing after the commencement of any bankruptcy case or insolvency proceeding involving a Loan Party, whether or not such interest is an allowed claim in such case or proceeding), fees, premium, Make‑Whole Amount, expenses, indemnification or otherwise.

“OFAC” shall have the meaning assigned to such term in Section 3.23.

“OID” shall have the meaning assigned to such term in Section 2.19.

“Organizational Documents” shall mean with respect to any Person, its charter, constitution, certificate or articles of incorporation, bylaws, articles of organization, operating agreement, members agreement, partnership agreement, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

“Other Connection Taxes” shall mean all Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed it obligations under, received or perfected a security interest under, received payments under or engage in any other transaction pursuant to any Loan Document, or sold or assigned an interest in any Loan or Loan Document.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(h).

“Payment Conditions” shall mean the satisfaction of each of the following conditions immediately before and after giving effect to any distribution or payment in respect of a Permitted Acquisition in accordance with Section 6.04(xiii) or any Acquisition Earnout in accordance with Section 6.09(B):

(a)         No Event of Default has occurred and is continuing or would result therefrom;

(b)         Borrower and its Subsidiaries shall be in compliance with the covenant set forth in Section 6.12, calculated as of the most recently completed period of four consecutive fiscal quarters or fiscal month, as applicable, ending prior to such distribution or payment for which the financial statements required by Section 5.04(a) or Section 5.04(b) have been delivered; and

(c)         Liquidity shall be no less than $7,500,000.

“Payment Office” shall mean the office of the Administrative Agent located at 225 West Washington Street, 9th Floor, Chicago, Illinois 60606 and such deposit account (or such other office) as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(xiii).

“Permitted Investments” shall mean:

(a)         direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)         investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)         investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)         fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e)         investments in “money market funds” within the meaning of Rule 2a‑7 of the Investment Company Act of 1940, at least 95% of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f)         other short‑term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Liens” means the Liens permitted pursuant to Section 6.02.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” shall mean, collectively, any local law pledge agreement relating to the Equity Interests or evidence of Indebtedness of any Foreign Subsidiary owned directly by a Loan Party to the extent necessary or useful to perfect the Collateral Agent’s security interest therein under applicable laws.

“Prime Rate” means, for any day, the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in Prime Rate to become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day.  If The Wall Street Journal no longer reports the Prime Rate, or if the Prime Rate no longer exists, or the Collateral Agent and Administrative Agent determine in good faith that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, then the Collateral Agent and Administrative Agent may jointly select a reasonably comparable index or source to use as the basis for the Prime Rate.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Recipient” shall mean (a) the Administrative Agent, (b) the Collateral Agent and (c) any Lender, as applicable.

“Reference Period” shall have the meaning assigned to such term in “Consolidated EBITDA”.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Documents” shall mean, collectively, the Warrants and the Warrant Agreement.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates; provided that an agent of a sub‑agent shall not be a Related Party, unless (i) such agent is appointed as a sub‑agent by an Agent in accordance with Article VIII, or (ii) such agent is appointed or retained by, or at the direction of, the Required Lenders.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders having Loans and Commitments representing more than 50% of the sum of all Loans and Commitments at such time.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09.

“Restricted Payment” shall mean (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary, and (iii) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in‑substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness (except to the extent permitted by the applicable subordination agreement).

“S3 Semiconductors” means S3 ASIC Semiconductors Limited, a company incorporated in Ireland, having registered number 618969.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Securities Account” is defined in the UCC.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Security Documents” shall mean the Guarantee and Collateral Agreement, each Foreign Law Security Document, Control Agreements, the Mortgages (if any) and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Sellers” shall mean the Key Sellers and Other Sellers, each as defined in the Acquisition Agreement.

“SPC” shall have the meaning assigned to such term in Section 9.04(j).

“Subordinated Indebtedness” shall mean any Indebtedness of the Borrower or its Subsidiaries incurred from time to time and subordinated in right of payment to the Obligations in manner reasonably acceptable to the Collateral Agent.

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Borrower after giving effect to the Acquisition.

“Subsidiary Guarantor” shall mean, on the Closing Date, each Subsidiary listed on Schedule 1.01(a), and thereafter each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement or otherwise provides a Guarantee in respect of the Obligations.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP, but which, upon the application of any insolvency or bankruptcy laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment) and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Target” shall mean S3 Semiconductors.

“Tax Returns” shall mean (i) all returns, declarations, reports, schedules or information return or statement of, or with respect to, Taxes required to be filed with any Governmental Authority or depository and (ii) Form TD F 90‑22.1.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terrorism Order” shall have the meaning assigned to such term in Section 3.25.

“Total Debt” shall mean, at any time, the total Indebtedness of the Borrower and its Subsidiaries at such time.

“Transaction Documents” shall mean the Acquisition Agreement and all material exhibits and schedules thereto and all agreements expressly contemplated thereby and the Loan Documents, in each case as amended from time to time in accordance with the terms hereof and thereof.

“Transaction Expenses” shall have the meaning assigned to such term in the recitals hereto.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the execution and delivery of the Loan Documents and the making of the borrowings hereunder; (b) the issuance of Warrants, (c) the Existing Debt Refinancing; (d) the Acquisition; and (e) the payment of related fees, costs and expenses (including, without limitation, attorney’s fees).

“Treasury Rate” shall mean a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the Administrative Agent on the date 3 Business Days prior to the date of repayment, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term ending closest to, but prior to, the first day of Year 2 of the Credit Facilities.

“UCC” shall mean the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.

“Unrestricted Cash and Permitted Investments” of any Person, shall mean cash or Permitted Investments of such Person, (a) that is not, and is not required to be, designated as “restricted” on the financial statements of such Person, (b) that is not contractually required, and has not been contractually committed by such Person, to be used for a specific purpose, (c) that is not subject to (i) any provision of law, statute, rule or regulation, (ii) any provision of the Organizational Documents of such Person, (iii) any order of any Governmental Authority or (iv) any contractual restriction (including the terms of any Equity Interests), in each case of (i) through (iv), preventing such cash or Permitted Investments, as applicable, from being applied to the payment of the Obligations, (d) in which no Person other than the Collateral Agent has a Lien, (e) that is denominated in Dollars and (f) that is held in a Deposit Account or Securities Account, as applicable, in which the Collateral Agent has a valid and enforceable security interest, perfected by “control” (within the meaning of the applicable Uniform Commercial Code); provided that (i) for the 45‑day period following the Closing Date (or such longer period as the Collateral Agent may agree in its reasonable discretion), such Unrestricted Cash and Permitted Investments shall not be required to be subject to “control” in favor of the Collateral Agent and (ii) Unrestricted Cash and Permitted Investments shall not include any cash deposited in any accounts of the Loan Parties for purposes of reinvestment in accordance with Section 2.10.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107‑56 (signed into law October 26, 2001)).

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.16(f)(ii)(B)(iii).

“Warrant Agreement” shall mean that certain Warrant Purchase Agreement to purchase Equity Interests of Borrower, dated the date hereof, executed by Borrower in order to issue the Warrants in the form of Exhibit I.

“Warrants” shall mean the warrants, in the form of Exhibit H, issued by Borrower in favor of each Lender.

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person of which securities (except (i) for directors’ qualifying shares or (ii) in the case of a Foreign Subsidiary, nominal shares required by law to be owned by a resident of the relevant jurisdiction) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02.     Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document or any other documents shall mean such document as amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited or restricted hereunder and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided,  however, that (x) any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease Obligation under GAAP as in effect on the Closing Date shall not be treated as a Capital Lease Obligation solely as a result of the adoption of changes in GAAP and (y) in the event of any change in GAAP occurring after the date of this Agreement that would have any effect on the operation of any covenant in Article VI or any related definition, the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective and the Borrower shall provide to the Administrative Agent, the Collateral Agent and the Lenders the reconciliation statements provided for in Section 5.04, until such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders or the Borrower and the Required Lenders agree that compliance with such covenant should be determined on the basis of GAAP as so changed.

SECTION 1.03.     Irish Terms. In this Agreement, where it relates to a Subsidiary registered in Ireland, a reference to:

(a)         “inability to pay its debts” will be deemed to mean inability to pay its debts within the meaning of Section 570 of the Irish Companies Act; and

(b)         the term “examiner” shall have the meaning given to it in Section 508 of the Irish Companies Act and the term “examinership” shall be construed in accordance with the Irish Companies Act.

SECTION 1.04.     Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted as an exception to, or would otherwise be within the limitations of, another covenants shall not avoid the occurrence of an Event of Default or Default of such action is taken or condition exists.

SECTION 1.05.     Construction.  Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) no Lender has any fiduciary relationship with or duty to the Borrower or any of its Subsidiaries arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lenders, on the one hand, and the Borrower and its Subsidiaries, on the other hand, in connection herewith or therewith is solely that of debtor and creditor in respect of the Indebtedness represented hereby.  Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

SECTION 1.06.     Pro Forma Compliance.  All determinations of compliance or pro forma compliance with the covenants set forth in Section 6.12(a) for periods prior to June 30, 2018, shall be deemed to be references to the covenant levels applicable to the period ending as of June 30, 2018.

SECTION 1.07.     Currency.

(a)         The Collateral Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Loan Party or Secured Party.  Any such determination or redetermination by the Collateral Agent shall be conclusive and binding for all purposes, absent manifest error.  No determination or redetermination by any Loan Party or any Secured Party and no other currency conversion shall change or release any obligation of any Loan Party or of any Secured Party (other than Agents and their respective Related Parties) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted.  The Collateral Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

(b)         For purposes of determining compliance with Sections 6.01,  6.02 and 6.04 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(c)         For purposes of determining the Consolidated EBITDA Leverage Ratio and the Consolidated Revenue Leverage Ratio, the amount of Indebtedness shall reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

ARTICLE II

The Credits

SECTION 2.01.     Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a term loan (the “Loans”) to the Borrower on the Closing Date in a principal amount equal to its Commitment.  The Borrower may make only one borrowing of Loans.  Amounts paid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02.     Loans; Notice of Borrowing.

(a)         The failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b)         Each Lender shall make the Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds to the Administrative Agent’s account as it may designate to each Lender not later than 1:00 p.m., Local Time.

(c)         The Borrower shall give the Administrative Agent three Business Days’ prior notice of the Loan to be incurred hereunder no later than 12:00 p.m.  Local Time.  Such notice (a “Notice of Borrowing”) shall be irrevocable and shall be in writing, in the form of Exhibit A, appropriately completed to specify the aggregate principal amount of the Loans to be incurred, and such other requirements as set forth in the Notice of Borrowing.

SECTION 2.03.     Disbursement of Funds.  Following the receipt of all requested Loan funds, the Administrative Agent will make available to the Borrower at the Borrower’s account set forth in the Notice of Borrowing the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified, in writing, by any Lender prior to the date of borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Effective Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective borrowing, as determined pursuant to Section 2.06.  Nothing in this Section 2.03 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

SECTION 2.04.     Evidence of Debt; Repayment of Loans.

(a)         The Borrower hereby unconditionally promises to pay to each Lender the principal amount of the Loan of such Lender as provided in Section 2.09.

(b)         Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)         The entries made in the accounts maintained pursuant to paragraph (b) above shall be prima facie evidence absent manifest error of the existence and amounts of the obligations therein recorded; provided,  however, that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(d)         The Borrower’s obligation to pay the principal of, and interest on, the Loan made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 9.04(d) and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit C, with blanks appropriately completed in conformity herewith (each a “Note” and, collectively, the “Notes”).  To the extent of any conflict between the Register and the entries made in the accounts maintained pursuant to paragraph (b) above, the entries made in the Register shall control.

(e)         Notwithstanding anything to the contrary contained above in this Section 2.04 or elsewhere in this Agreement, Notes shall only be delivered to Lenders that at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loan to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the Loan Documents.  Any Lender that does not have a Note evidencing its outstanding Loan shall in no event be required to make the notations otherwise described in preceding clause (b).  At any time when any Lender requests the delivery of a Note to evidence its Loan, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loan.

SECTION 2.05.     Fees.

(a)         The Borrower agrees to pay to the Administrative Agent, for its own account, such fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).  If the Administrative Agent shall at any time be replaced by a new administrative agent, the Borrower will enter into a new Fee Letter with such replacement Administrative Agent.

(b)         On the Closing Date, the Borrower shall pay to the Administrative Agent for distribution to each Lender a closing fee equal to such Lender’s pro rata share of an amount equal to 2.00% of the aggregate initial principal amount of the Loans.  Such closing fee shall be fully earned on the Closing Date.

(c)         Upon (i) the repayment or prepayment (whether voluntary, mandatory or otherwise) of the Loans in full or termination of this Agreement, in each case, prior to the Maturity Date (other than pursuant to a refinancing of the Loans pursuant to credit extensions made or arranged by the Persons who are Lenders as of the Closing Date or their Affiliates or mandatory prepayments under Sections 2.10 (a),  (c) and (f)) or (ii) the acceleration of the Obligations for any reason, the Borrower shall pay, on the date of such repayment, prepayment or termination or the Obligations are so accelerated, to each Lender an early termination fee equal to such Lender’s pro rata share (1) the Make‑Whole Amount or (2) the prepayment premium (expressed as percentages of principal amount) in each case set forth below (collectively, the “Applicable Prepayment Premium”) determined for the prepayment date with respect to 100% of the principal amount so repaid, prepaid or accelerated, as applicable:

If Prepaid:	Make‑Whole Amount/Percentage
From and after the Closing Date but on or prior to the first anniversary of the Closing Date	Make‑Whole Amount
After the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date	2.00%
After the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date	1.00%

(d)         All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Lenders, as applicable.  Once paid, none of the fees shall be refundable under any circumstances or subject to any right of setoff, counterclaim or any similar right (each of which is hereby waived by the Borrower).

SECTION 2.06.     Interest on Loans.

(a)         Subject to the provisions of Section 2.07, the Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the sum of the Libor Rate plus 8.75% per annum (or, to the extent the Administrative Agent shall have delivered a LIBOR Unavailability Notice to the Borrower and the Lenders pursuant to Section 2.11(e), the Alternate Base Rate plus 7.75% per annum).

(b)         Interest on each Loan shall be payable on the Interest Payment Dates except as otherwise provided in this Agreement.

SECTION 2.07. Default Interest.  Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder (including to the extent permitted by applicable law, accrued and unpaid interest), shall thereafter, automatically in the case of an Event of Default under Section 7.01(a), (g) or (h), and at the written election of the Administrative Agent (acting at the written direction of the Required Lenders) otherwise (it being understood that such election may apply retroactively to the date such Event of Default occurred), bear interest (including post‑petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at the rate otherwise applicable to the Loans pursuant to Section 2.06 plus 2.0% per annum.  Payment or acceptance of the increased rates of interest provided for in this Section 2.07 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 2.08.     Termination of Commitments.  All Commitments shall automatically terminate upon the making of the Loans on the Closing Date.

SECTION 2.09.     Repayment of Loans.

(a)         The principal amount of the Loans shall be repaid at par in consecutive quarterly installments (each, an “Installment”) on the last day of each calendar quarter (or if such day is not a Business Day, on the preceding Business Day) commencing December 31, 2018 in an amount, per Installment, equal to 1.25% (or, in the case of the initial Installment to be made on December 31, 2018, 0.833%) of the initial aggregate principal amount of the Loans.  Notwithstanding the foregoing, such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Loans in accordance with Section 2.09(b) and Section 2.10, as applicable.

(b)         The Borrower shall have the right at any time and from time to time to prepay the outstanding Loans in whole or in part at 100% of the principal amount so prepaid, plus the Applicable Prepayment Premium determined for the prepayment date with respect to such principal amount, plus accrued and unpaid interest thereon, if any, to the applicable prepayment date; provided,  however, that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000, in each case, unless the remaining amount of the outstanding Loans is less than such amount.  Each amount required to be applied pursuant to this Section 2.09(b) shall be applied to prepay the outstanding principal amount of Loans in inverse order of maturity against the remaining Installments of principal due in respect of the Loans pursuant to Section 2.09(a) (inclusive of the payment to be made on the Maturity Date).

(c)         The Borrower will give at least 5 Business Days’ prior written notice of each prepayment under clause (b) of this Section 2.09 to the Administrative Agent and the Lenders.  Each such notice shall specify the prepayment date, the aggregate principal amount of the Loans to be prepaid on such date, the principal amount of each Loan owned by such Lender to be prepaid (determined in accordance with Section 2.13), the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Financial Officer of the Borrower as to the estimated Applicable Prepayment Premium, if any, due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Such notice shall be irrevocable and shall commit the Borrower to prepay the Loans by the amount stated therein on the date stated therein; provided that such notice may be contingent on the satisfaction of certain conditions set forth therein, and such notice shall be deemed revoked if the conditions set forth therein are not satisfied within the time periods set forth in such notice for the satisfaction thereof (or are waived in writing by the Borrower).  All prepayments under clause (b) of this Section 2.09 shall be subject to Section 2.05(b) and Section 2.12, but, for the avoidance of doubt, no Applicable Prepayment Premium shall be paid or due on any interest.  All prepayments under clause (b) of this Section 2.09 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of prepayment.  Each prepayment pursuant to Section 2.09(b) shall be applied pro rata among the Loans.

(d)         To the extent not previously paid, all Loans shall be due and payable on the Maturity Date (or, if such day is not a Business Day, on the next preceding Business Day) together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

SECTION 2.10.     Mandatory Prepayments.

(a)         Excess Cash Flow.  Commencing with respect to the portion of the fiscal year commencing on the Closing Date and ending on December 31, 2018, and with respect to each fiscal year thereafter during the term of this Agreement, on or prior to the date that is five (5) days after the earlier of (A) the date on which the annual audited financial statements for such fiscal year are delivered pursuant to Section 5.04(a) or (B) the date on which such annual audited financial statements were required to be delivered pursuant to Section 5.04(a) (the “ECF Prepayment Date”), the Borrower shall be required to make a mandatory prepayment of the Obligations in an amount equal to the Excess Cash Flow Percentage of the Excess Cash Flow for such fiscal year.  Each such prepayment shall be accompanied by a certificate signed by the Borrower’s chief financial officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance satisfactory to the Collateral Agent.  Any payment due hereunder shall be applied pursuant to Section 2.10(j) and for the avoidance of doubt, shall not be subject to any Applicable Prepayment Premium.

(b)         Net Asset Sale Proceeds.  Not later than the tenth Business Day following the receipt of Net Asset Sale Proceeds by the Borrower or any of its Subsidiaries, the Borrower shall either (1) apply an amount equal to 100% of the Net Asset Sale Proceeds received with respect thereto to prepay outstanding Loans in accordance with Section 2.10(g) and Section 2.10(h) or (2) so long as no Default or Event of Default shall have occurred and be continuing, deliver to the Administrative Agent a certificate of a Responsible Officer setting forth (x) that portion of such Net Asset Sale Proceeds that the Borrower or such Subsidiary intends to reinvest or enter into a binding commitment to reinvest such Net Cash Proceeds in long term productive assets of the general type used or that are useful in the business of the Borrower and its Subsidiaries within 270 days (or in the case of a binding commitment to reinvest entered into with 270 days, within 360 days) of such date of receipt and (y) the proposed use of such portion of the Net Asset Sale Proceeds and such other information with respect to such reinvestment as the Administrative Agent or the Collateral Agent may reasonably request, and the Borrower shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes; provided,  however, that, pending such reinvestment, such portion of the Net Asset Sale Proceeds shall be deposited into a Deposit Account subject to a control agreement with the Collateral Agent;  provided further that Net Asset Sale Proceeds from the granting of licenses of Intellectual Property with a term of five years or more shall be applied to prepay the Loans and may not be reinvested.  In addition, the Borrower shall, no later than 270 days (or in the case of a binding commitment to reinvest entered into with 270 days, within 360 days) after receipt of such Net Asset Sale Proceeds that have not been applied to prepay the Loans or so reinvested as provided above, make an additional prepayment of the Loans in the full amount of such Net Asset Sale Proceeds that have not been so reinvested. Notwithstanding the foregoing, the aggregate Net Asset Sale Proceeds from the Closing Date through the date of determination that have not been applied to repay the Loans exceeds $1,000,000, the Borrower shall use 50% of such Net Asset Sale Proceeds in excess of $1,000,000 to repay the Loans (or 100% of such Net Asset Sale Proceeds in excess of $1,000,000 to the extent not reinvested as provided in this Section 2.10(b)).

(c)         Net Insurance/Condemnation Proceeds.  No later than the fifth Business Day following the date of receipt by the Collateral Agent or by the Borrower or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds in excess of $500,000 for all Casualty Events in any fiscal year of Borrower, the Borrower shall prepay outstanding Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within 270 days  (or in the case of a binding commitment to reinvest entered into within 270 days, within  360 days) of receipt thereof or enter into a binding commitment to reinvest such Net Cash Proceeds (i) in long term productive assets of the general type used or that are useful in the business of the Borrower and its Subsidiaries or (ii) to repair, restore or replace the assets subject to the applicable Casualty Event; provided,  however, that, pending such reinvestment, such portion of the Net Insurance/Condemnation Proceeds shall be deposited into a Deposit Account subject to a control agreement with the Collateral Agent; provided further that an amount equal to any such Net Insurance/Condemnation Proceeds that have not been reinvested within 270 days  (or in the case of a binding commitment to reinvest entered into within 270 days, within 360 days) of receipt thereof shall be applied by the Borrower to prepay the Loans in accordance with Section 2.10(g) and Section 2.10(h).

(d)         [Reserved].

(e)         Issuance of Indebtedness.  On the date of receipt of any Net Securities Proceeds from the issuance of any Indebtedness or Equity Interests of the Borrower or any of its Subsidiaries after the Closing Date, other than Indebtedness permitted under Section 6.01, the Borrower shall prepay the Loans in accordance with Section 2.10(g) and Section 2.10(h) in an aggregate amount equal to such Net Securities Proceeds, as applicable.

(f)         Extraordinary Receipts.  In the event that the Borrower or any of its Subsidiaries shall receive any Extraordinary Receipt, the Borrower shall, substantially simultaneously with (and in any event not later than the tenth Business Day next following) the receipt of such Extraordinary Receipt, apply an amount equal to 100% of such Extraordinary Receipt to prepay outstanding Loans in accordance with Section 2.10(g) and Section 2.10(h).

(g)         In connection with any prepayment required under paragraphs (b) through (f) of this Section 2.10, the Borrower shall deliver to the Administrative Agent (i) at the time of each prepayment, a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least three Business Days prior to such prepayment, written notice of such prepayment.  Each notice of prepayment shall specify the prepayment date, the subsection under which this prepayment is being made, the principal amount of each Loan (or portion thereof) to be prepaid, the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Financial Officer of the Borrower as to the estimated Applicable Prepayment Premium due in connection with such prepayment, setting forth the details of such computation.  All prepayments of Loans under this Section 2.10 shall be subject to Section 2.05(b),  Section 2.10(h),  Section 2.10(i),  Section 2.10(j) and Section 2.12 and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(h)         Notwithstanding anything to the contrary herein, any Lender may elect, by written notice to the Administrative Agent no later than 5:00 p.m. two Business Days prior to any prepayment of Loans required to be made by the Borrower pursuant to paragraph (a), (b), (c) or (f) of this Section 2.10, to decline all (but not a portion) of its pro rata share of such prepayment (such declined amounts, the “Declined Proceeds”).  To the extent any Lender does not so decline by the time period set forth above, it shall be deemed to have accepted such prepayment.  Any Declined Proceeds shall be offered on a pro rata basis to the Lenders not so declining such prepayment, and such Lenders shall have the right to accept any Declined Proceeds by providing written notice to the Administrative Agent of such acceptance no later than 5:00 p.m. one Business Day prior to the prepayment.  Any such Lender that does not so accept within the foregoing time period, shall be deemed to have rejected the additional Declined Proceeds.  To the extent such non‑declining Lenders elect to decline their pro rata shares of such Declined Proceeds, such Declined Proceeds may be retained by the Borrower.

(i)          With respect to any prepayment of Loans required to be made by the Borrower pursuant to paragraph (b), (e) or (f) of this Section 2.10, the Borrower shall pay, to the extent applicable, the Applicable Prepayment Premium determined for the prepayment date with respect to such principal amount paid, if any, and in accordance with Section 2.10(j).

(j)          Each amount required to be applied pursuant to this Section 2.10 (other than (k) below) shall be applied to prepay the outstanding principal amount of Loans, plus accrued and unpaid interest thereon, in inverse order of maturity against the remaining Installments of principal due in respect of the Loans pursuant to Section 2.09(a) (inclusive of the payment to be made on the Maturity Date).

(k)         Notwithstanding anything to the contrary or in any other Loan Document, if the Acquisition is not consummated in accordance with Section 4.02(x), the Borrower shall prepay the Loans and all other Obligations, plus accrued and unpaid interest thereon, in full on May 10, 2018.

SECTION 2.11.     Reserve Requirements; Change in Circumstances.

(a)         Notwithstanding any other provision of this Agreement, if any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or shall impose on such Lender any other condition affecting this Agreement or Loans made by such Lender; or

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, upon demand, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)         If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)         A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.11 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)         Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) of this Section 2.11 with respect to increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six‑month period referred to above shall be extended to include the period of retroactive effect thereof).  The protection of this Section 2.11(d) shall be available to each Lender and regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(e)         Notwithstanding anything to the contrary, in the event that the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loan are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining loans at the three‑month London Interbank Offered Rate, or that reasonable means do not exist for ascertaining the Libor Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or email notice of such determination to the Borrower and the Lenders (a “LIBOR Unavailability Notice”).  In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, interest on the Loan shall accrue by reference to the Alternate Base Rate.  Each determination by the Administrative Agent under this Section 2.11(e) shall be conclusive absent manifest error.

SECTION 2.12.     Indemnity.  Subject to the limitations set forth in Section 9.05, the Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of any default by Borrower or any other Loan Party in the making of any payment or prepayment required to be made hereunder.  A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.13.     Pro Rata Treatment.  Except as otherwise provided in this Agreement the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations owed to the Lenders hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

SECTION 2.14.     Ratable Sharing.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means (but excluding any sale or participation of its Loans to a Person other than the Borrower or an Affiliate thereof, which shall be included), obtain payment (voluntary or involuntary) in respect of any principal of or interest on any Loan as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall (a) notify the Administrative Agent of such fact and (b) be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided,  however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.14 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.  The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim or other event with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.15.     Payments.

(a)         The Borrower shall make each payment (including principal of or interest on any Loan or any fees or other amounts) hereunder and under any other Loan Document not later than 1:00 PM, Local Time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim.  Any payment received by Administrative Agent after that time on such due date may (in the Administrative Agent’s sole discretion) be deemed to have been paid by Borrower on the next Business Day/ Each such payment shall be made to the Administrative Agent for distribution to the Lenders or other appropriate Person.  Each such payment that is payable to a Lender shall be paid directly to such Lender at the office identified on Schedule 2.01 for such Lender or as otherwise directed by such Lender in writing from time to time, and each such payment that is payable to the Administrative Agent or the Collateral Agent shall be paid directly to the Administrative Agent or Collateral Agent, as applicable, at their respective offices identified on Schedule 2.01 or as otherwise directed by the Administrative Agent or Collateral Agent, as applicable, in writing from time to time.

(b)         Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Loan or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

SECTION 2.16.     Taxes.

(a)         Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)         The Borrower shall, or shall cause each of the Loan Parties and their respective Subsidiaries to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)         The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)         Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Administrative Agent has not already been indemnified by any of the Loan Parties for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(h) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)         As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, the Borrower shall, or shall cause such Loan Party to, deliver to the Administrative Agent or the applicable Lender, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the applicable Lender, as the case may be.

(f)         (i)          Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law, or reasonably requested by the applicable Withholding Agent such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(ii)(A) and (ii)(B)(i)‑(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, any Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A)        any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W‑9 certifying that such Lender is not subject to U.S. federal backup withholding tax;

(B)        any Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this

Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(i)          in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W‑8BEN or W‑8BEN‑E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN or W‑8BEN‑E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(ii)         executed copies of IRS Form W‑8ECI;

(iii)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W‑8BEN or W‑8BEN‑E;

(iv)        to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W‑8IMY, accompanied by a Form W‑8ECI, W‑8BEN, W‑8BEN‑E, U.S. Tax Compliance Certificate, Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; or

(v)         executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)       If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment under FATCA, if any.  Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)         If the Administrative Agent, Collateral Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out‑of‑pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after‑Tax position than the indemnified party would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.

(h)         Nothing contained in this Section 2.16 shall require any Lender (or any transferee or assignee) or either Agent to make available any of its Tax Returns or any other information that it deems to be confidential or proprietary.

SECTION 2.17.     Assignment of Loans Under Certain Circumstances; Duty to Mitigate.

(a)         In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.11, (ii) the Borrower is required to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.16 or (iii) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, and, in the case of clause (i) or (ii), such Lender has declined or is unable to designate a different lending office in accordance with Section 2.17(b), the Borrower, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender, the Collateral Agent or the Administrative Agent, may require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.16) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Collateral Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such

Lender, plus all fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Section 2.11 and Section 2.12); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.11 or the amounts paid pursuant to Section 2.16, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital or cease to result in amounts being payable under Section 2.16, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) of this Section 2.17), or if such Lender shall waive its right to claim further compensation under Section 2.11 in respect of such circumstances or event or shall waive its right to further payments under Section 2.16 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.  Each Lender hereby grants to the Administrative Agent and the Collateral Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.17.

(b)         If (i) any Lender shall request compensation under Section 2.11 or (ii) the Borrower is required to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) to assign (at the request of the Borrower) its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.11 or would reduce amounts payable pursuant to Section 2.16, as the case may be, in the future.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.18.     [Reserved].

SECTION 2.19.     Original Issue Discount.  The Borrower and each of the Lenders agree, and the Borrower shall cause the other Loan Parties to agree, (i) that the Loans are debt for U.S. federal income tax purposes, (ii) that the Loans are issued with original issue discount (“OID”) solely on account of the value allocated to the Warrants under Section 2.20 and the closing fee paid in accordance with Section 2.05, (iii) that the Loans are not governed by the rules set out in Treasury Regulations Section 1.1275‑4 and (iv) not to file any Tax Return, report or declaration inconsistent with the foregoing.  The inclusion of this Section 2.19 is not an admission by any Lender that it is subject to United States taxation.

SECTION 2.20. Investment Unit.  In connection with the Loans, each of the Lenders is receiving a Warrant on the Closing Date.  The Loans and Warrants are considered to be the issuance of an “investment unit” under Section 1273(c)(2) of the Code, and the parties agree that the aggregate fair market value of the Warrants shall be, for purposes of the investment unit allocation rules under Section 1273(c)(2) of the Code, an amount to be reasonably agreed to by Collateral Agent and Borrower.  The Borrower and each of the Lenders agree, and the Borrower shall cause the other Loan Parties to agree, to report in a manner that is consistent with this allocation for all tax purposes.

ARTICLE III

Representations and Warranties

In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions):

SECTION 3.01.     Organization; Powers.  Each of the Loan Parties and their respective Subsidiaries (a) is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02.     Authorization.  The Transactions (a) have been duly authorized by all requisite corporate (or other organizational) and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, (B) any provision of the Organizational Documents or by‑laws of the Borrower or any Subsidiary, (C) any order of any Governmental Authority or (D) any provision of any Contractual Obligation of the Borrower or any Subsidiary except, in the case of (A), (C) or (D), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such Contractual Obligation except, as would otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents), or (iv) require any approval of holders of Equity Interests of the Borrower or any of its Subsidiaries or any approval or consent of any Person under any material Contractual Obligation of the Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date.

SECTION 3.03.     Enforceability.  This Agreement has been duly executed and delivered by the Borrower and subject to the completion of any summary approval procedure under the Irish Companies Act, constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04.     Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of UCC financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages, (c) registration of the Collateral over Intellectual Property granted under the Irish Debenture at the trade marks registry and patent office in Ireland, (d) registration of the Irish Debenture at the Companies Registration

Office within 21 days after its execution, (e) filing of the statutory declaration sworn or to be sworn by all or a majority of the directors of S3 Semiconductors pursuant to Section 239 or Section 82 of the Companies Act 2014, (f) registration of the Irish Debenture at the Irish Land Registry and (g) such as have been made or obtained and are in full force and effect.

SECTION 3.05.     Financial Statements.

(a)         The Borrower has heretofore furnished to the Lenders (i) GAAP audited consolidated or combined, as applicable, balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the 2017 fiscal year, audited by and accompanied by the opinion of BPM LLP, independent public accountants and (ii) GAAP unaudited consolidated or combined, as applicable, balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries (other than the Target and its Subsidiaries) for the fiscal quarter ending March 31, 2018, certified by the chief financial officer of the Borrower.  Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods.  Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the dates thereof required to be disclosed pursuant to GAAP.  Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to normal year‑end audit adjustments and the absence of footnotes.

(b)         The Borrower has heretofore furnished to the Lenders unaudited pro forma consolidated balance sheets and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve‑month period ending on the last day of the most recently completed four‑fiscal quarter period ended at least 45 days prior to the Closing Date, in each case prepared after giving effect to the Transactions as if they had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).  Such pro forma financial statements have been prepared in good faith by the Borrower, based on assumptions believed by the Borrower on the date hereof and on the Closing Date to be reasonable, are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly, in all material respects, on a pro forma basis the estimated consolidated financial position of the Borrower as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be, and such financial statements are based on actual results of the Borrower and its Subsidiaries, without giving effect to projected synergies or cost savings.  All such adjustments shall be set forth in a reasonably detailed certificate of a Responsible Officer of the Borrower).

(c)         Except as fully disclosed in the balance sheets delivered pursuant to Section 3.05(a), there were as of the Closing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, are required to be disclosed pursuant to GAAP.

(d)         Since December 31, 2017, no event has occurred or other circumstances arisen that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.06.     Title to Properties; Possession Under Leases.

(a)         Each of the Loan Parties and their respective Subsidiaries has good and marketable title to, or valid leasehold interests in, substantially all its properties and assets (including all Mortgage Property), except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.  All such properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b)         Each of the Loan Parties and their respective Subsidiaries has complied in all material respects with all obligations under all leases (with respect to properties that are material to the business of the Loan Parties and their respective Subsidiaries taken as a whole) to which it is a party and all such leases are in full force and effect.  Each of the Loan Parties enjoys peaceful and undisturbed possession under all such leases, except for Liens expressly permitted by Section 6.02.

(c)         As of the Closing Date, none of the Loan Parties has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(d)         As of the Closing Date, none of the Loan Parties is obligated under any right of first refusal, option or other contractual right to Dispose of any Mortgaged Property or any interest therein.

(e)         There are no pending or, to the knowledge of the Loan Parties, threatened applications, proceedings or litigation, nor any presented claims adversely affecting the Intellectual Property held by any Loan Party or any of its Subsidiaries, and, to the knowledge of the Loan Parties, no Person is infringing, misusing, violating or breaching such Intellectual Property.  Each Loan Party and its Subsidiaries owns or has a valid license to all material Intellectual Property necessary to operate their business as currently conducted.  Neither any Loan Party nor any of its Subsidiaries has received written notice of any claim of infringement, misuse, violation or breach by such Loan Party or any of its Subsidiaries of any Intellectual Property owned or controlled by another Person.  Neither any Loan Party nor any of its Subsidiaries are, to the knowledge of the Loan Parties, infringing, misusing, violating or breaching any Intellectual Property owned or controlled by any other Person.

SECTION 3.07.     Subsidiaries.

(a)         Schedule 3.07(a) sets forth as of the Closing Date a list of all Subsidiaries of the Borrower and the percentage ownership interest of the Borrower and its Subsidiaries.  The shares of capital stock or other ownership interests so indicated on Schedule 3.07(a) are fully paid and non‑assessable and are owned by the Borrower or such Subsidiary, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents and Liens permitted by Section 6.02).

(b)         Schedule 3.07(b), as of the Closing Date, sets forth the authorized capital stock of the Borrower and the amount of capital stock issued and outstanding.  Except as set forth in Schedule 3.07(b), the Borrower does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreement of any character calling for the purchase or issuance of any Equity Interests of the Borrower or any securities representing the right to purchase or otherwise receive any Equity Interests of the Borrower.

(c)         Except as set forth on Schedule 3.07(a), each Subsidiary of the Borrower is a Wholly Owned Subsidiary, and all of the issued and outstanding Equity Interests of such Subsidiary are legally and beneficially owned and Controlled directly by the Borrower, free and clear of any Liens, rights, options, warrants or similar agreements or understandings, other than Liens in favor of the Collateral Agent created pursuant to the Security Documents and Liens permitted by Section 6.02.

(d)         All the outstanding shares of Equity Interests of the Borrower are duly authorized, validly issued, fully paid, nonassessable and have been issued in compliance with applicable law.  The Warrants and Warrant Shares (as defined in the Warrant Agreement), upon issuance and payment therefor in accordance with the terms of the Warrant Agreement, will be duly authorized, validly issued, fully paid and nonassessable.  The Warrant Shares (as defined in the Warrant Agreement) have been duly and validly reserved for issuance on the exercise of the Warrants.  None of the shares of the Equity Interests of the Borrower are held in the Borrower’s treasury.  The Borrower has duly reserved a sufficient number of shares of Warrant Shares (as defined in the Warrant Agreement) for issuance upon exercise of the Warrants and other outstanding warrants at the initial exercise rate thereof.  No Equity Interest of the Borrower is entitled to cumulative voting rights, preemptive rights, anti‑dilution rights or so‑called registration rights under the Securities Act, except as otherwise provided in the Warrants.

SECTION 3.08.     Litigation; Compliance with Laws.

(a)         There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or threatened in writing against or affecting any of the Loan Parties or their respective Subsidiaries or any business, property or rights of any such Person that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)         None of the Loan Parties or their respective Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

(c)         Certificates of occupancy and permits are in effect for each Mortgaged Property as currently constructed, and true and complete copies of such certificates of occupancy have been delivered to the Collateral Agent as mortgagee with respect to each Mortgaged Property.

(d)         None of the Loan Parties or their respective Subsidiaries is, in any material respect, in conflict or default with respect to or in violation of any applicable laws, regulations, orders or judgments.  Each Loan Party and each of its Subsidiaries have timely filed with the appropriate authorities all Tax Returns and other filings required to be filed by them with respect to Taxes for any period ending on or before the Closing Date, and all Taxes that are due prior to the Closing Date have been duly paid.

SECTION 3.09.     Contractual Obligations. Except as set forth on Schedule 3.09, as of the Closing Date:

(a)         none of the Loan Parties or their respective Subsidiaries is a party to any Contractual Obligation or subject to any organizational restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(b)         none of the Loan Parties or their respective Subsidiaries is in any respect in default under or in violation of the performance of any of its obligations under any Contractual Obligation, and, to the knowledge of the Loan Parties, no other party thereto is in default under or in violation of the performance of any of its obligations under any such Contractual Obligation, in each case, that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(c)         none of the Loan Parties or their respective Subsidiaries is a party or subject to any Contractual Obligation pursuant to which any Loan Party is required to pay any Management Fees.

SECTION 3.10.     Federal Reserve Regulations.

(a)         None of the Loan Parties or their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)         No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X.

SECTION 3.11.     Government Regulation.  None of the Loan Parties is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.  None of the Loan Parties is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the ICC Termination Act, as amended, or under any other federal or state statute or regulation that may limit its ability to incur Indebtedness or Contingent Obligations or which may otherwise render all or any portion of the Obligations unenforceable.

SECTION 3.12.     Use of Proceeds.  The Borrower will use the proceeds of the Loans only for the purposes specified in Section 5.08.

SECTION 3.13.     Tax Returns; Passive Foreign Investment Company.

(a)         Each of the Loan Parties and their respective Subsidiaries has filed or caused to be filed all Federal, state, material local and foreign Tax Returns required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party or Subsidiary of a Loan Party shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested Tax and the imposition or enforcement of any Lien.

(b)         Neither the Borrower nor any of its Subsidiaries ever has been, is, or, upon the consummation of the transactions contemplated hereby, by any other Transaction Document or any related agreements, will be a “passive foreign investment company” within the meaning of Section 1297 of the Code.

SECTION 3.14.     No Material Misstatements.

(a)         Except with respect to the Closing Date Projections, the information that the Loan Parties have provided, directly or indirectly, in writing, taken as a whole, to the Collateral Agent or any Lender (including, without limitation, all information contained in the Loan Documents but excluding the Closing Date Projections) is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

(b)         The Closing Date Projections have been diligently prepared on a basis consistent with the financial statements delivered to the Lenders and the Collateral Agent pursuant to Section 3.05, and are based on good faith estimates and assumptions believed by management of the Borrower to be reasonable as of the date of the Closing Date Projections and as of the Closing Date, and there are no statements or conclusions in any of the Closing Date Projections that are based upon or include information known to any Loan Party or any of its Subsidiaries to be misleading in any material respect or which fail on the Closing Date to take into account material information regarding the matters reported therein.  On the Closing Date, the Borrower believes that the Closing Date Projections are reasonable, it being recognized by the Lenders and the Collateral Agent, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Closing Date Projections may differ from the projected results and such differences may be material.

SECTION 3.15.     Employee Benefit Plans.  Except as would not reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.  Each Borrower and ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan.  There are no pending or threatened in writing claims, sanctions, actions or lawsuits, asserted or instituted against any Employee Benefit Plan or any Person as fiduciary or sponsor of any such Employee Benefit Plan.  There are no pending or threatened in writing claims, sanctions, actions or lawsuits, asserted or instituted against any Employee Benefit Plan or any Person as fiduciary or sponsor of any such Employee Benefit Plan.  “Pension Funding Rules” shall mean the rules of the Code and ERISA regarding minimum required contributions to Plans set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA

SECTION 3.16.     Environmental Matters.  Except as set forth in Schedule 3.16, none of the Loan Parties or their respective Subsidiaries (i) has failed to comply in any material respect with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any written claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.17.     Insurance.  Schedule 3.17 sets forth a true, complete and correct description of all insurance maintained by the Loan Parties and their respective Subsidiaries as of the Closing Date.  As of such date, such insurance is in full force and effect and all premiums have been duly paid.  The Loan Parties have insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.18.     Security Documents.

(a)         The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and except with respect to additional actions and documents that need to be entered into that are required under foreign law to create a legal, valid and enforceable security interest and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.18(a),  the actions described above with respect to Pledged Collateral, and upon taking any other perfection action as may be required under the UCC or any other applicable law, including any action required under foreign law to create or perfect such security interest, the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than federally registered copyrights) in which a security interest may be perfected pursuant to Article 9 of the UCC, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02.

(b)         Upon the recordation of the Guarantee and Collateral Agreement (or a short‑form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Copyright Office, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the federally registered copyrights in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person other than Liens permitted by Section 6.02 (it being understood that subsequent recordings in the United States Copyright Office may be necessary to perfect a Lien on registered copyrights acquired by the Loan Parties after the date hereof).

(c)         The security conferred by each Irish Security Document constitutes a first priority security interest of the type described, over the assets referred to, in that Irish Security Document and those assets are not subject to any prior or pari passu Lien.

SECTION 3.19.     Location of Real Property and Leased Premises.

(a)         Schedule 3.19(a) lists completely and correctly as of the Closing Date all real property owned by the Borrower and the Subsidiaries and the addresses thereof.  As of the Closing Date, the Borrower and the Subsidiaries own in fee all the real property set forth on Schedule 3.19(a).

(b)         Schedule 3.19(b) lists completely and correctly as of the Closing Date all real property leased by the Borrower and the Subsidiaries and the addresses thereof.  As of the Closing Date, the Borrower and the Subsidiaries have valid leasehold interests  in all the real property set forth on Schedule 3.19(b).

SECTION 3.20.     Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against any of the Loan Parties or their respective Subsidiaries pending or, to the knowledge of the Borrower, threatened.  The hours worked by and payments made to employees of the Loan Parties have not been in material violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  All payments due from any of the Loan Parties, or for which any claim may be made against any of the Loan Parties or their respective Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Parties or their respective Subsidiaries.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Loan Parties or their respective Subsidiaries is bound.

SECTION 3.21.     Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Loans and after giving effect to the application of the proceeds of the Loans, (a) the fair value of the assets of the Loan Parties and their respective Subsidiaries on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties and their respective Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties and their respective Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties and their respective Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.  Such foregoing determination has been made by the chief executive officer,  chief financial officer or other Financial Officer, if any, of the Borrower, is based on such officer’s actual knowledge and such officer has not conveyed any information to the contrary to any other Person at any time on or prior to the date that this representation and warranty is being made or deemed made.

SECTION 3.22.     Transaction Documents.  The Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto).  No Loan Party or, to the knowledge of the Borrower, any other Person party thereto (including the Target) is in default in the performance or compliance with any material provisions thereof.  The Acquisition Agreement complies in all material respects with all applicable laws.  All representations and warranties set forth in the Acquisition Agreement were true and correct in all respects at the time as of which such representations and warranties were made (or deemed made).  Notwithstanding anything in the Acquisition Agreement to the contrary, the representations and warranties of the Borrower set forth in this Section 3.22 with respect the Acquisition Agreement shall, solely for purposes of this Agreement, survive the Closing Date and the consummation of the Acquisition for the benefit of Lenders.

SECTION 3.23.     Sanctioned Persons.  None of the Loan Parties, their respective Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any of the Loan Parties or their respective Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

SECTION 3.24.     Financial Advisors.  Except as set forth in Schedule 3.24, no agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from any Loan Party or any Subsidiary of any Loan Party with respect to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby, and the Borrower hereby indemnifies the Lenders, the Collateral Agent and the Administrative Agent against, and agrees that it will hold the Lenders, the Collateral Agent and the Administrative Agent harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable and documented fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

SECTION 3.25.     Foreign Assets Control Regulations, Etc.

(a)         Neither the borrowing of the Loans by the Borrower hereunder nor its use of the proceeds thereof will violate (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”) or (iv) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107‑56 (October 26, 2001).  No part of the proceeds from the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)         No Loan Party or any of its Subsidiaries (i) is or will become a “blocked person” as described in Section 1.01 of the Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is otherwise associated, with any such blocked person.

(c)         Each of the Loan Parties and their Respective Subsidiaries and Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107‑56 (October 26, 2001).

SECTION 3.26.     Representations and Warranties.  The representations and warranties of each Subsidiary Guarantor contained in the Loan Documents to which it is a party are true and correct as of the date made or deemed made.

SECTION 3.27.     Deposit Accounts; Securities Accounts.  Set forth on Schedule 3.27 is a listing of all of the Loan Parties’ Deposit Accounts and Securities Accounts as of the Closing Date, including, with respect to each bank or securities intermediary (a) the name and address of such Person, (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person, and (c) the relevant Loan Party or Loan Parties.

SECTION 3.28.     Loans to Officers and Directors.  Except as set forth on Schedule 3.28, there are no outstanding loans made by the Borrower or any of its Subsidiaries to any of their officers, directors or shareholders (directly or indirectly) or any of such Persons’ Affiliates.

SECTION 3.29.     Customers.  Schedule 3.29 lists the names and addresses of the ten (10) largest customers of the Borrower and its Subsidiaries (based on revenues) during the twelve‑month period ended March 31, 2018 (“Major Customers”).

SECTION 3.30.     Accounts and Notes Receivable; Accounts and Notes Payable.

(a)         All the accounts receivable and notes receivable owing to the Borrower or any of its Subsidiaries as of the Closing Date constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, consistent with past practice.

(b)         All accounts payable and notes payable by the Borrower or any of its Subsidiaries to third parties as of the Closing Date arise from bona fide transactions in the ordinary course of business, consistent with past practice and, except as set forth on Schedule 3.30(b), there is no such account payable or note payable delinquent in its payment, except those contested in good faith.

SECTION 3.31.     Internal Controls.  The Borrower and its Subsidiaries maintain a system of internal control over financial reporting.  Such internal controls over financial reporting are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

SECTION 3.32.     Intellectual Property; Copyright Matters.

(a)         Each of the Borrower and its Subsidiaries owns or possesses, or could obtain ownership or possession of, on terms not adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, except where such conflicts and restrictions could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)         All Intellectual Property that is material to the business of the Borrower and its Subsidiaries is owned by, or is validly licensed to, the Borrower or, after the consummation of the Acquisition and the effectiveness of the Closing Date Joinders, S3 Semiconductors.

(c)         Each Loan Party (i) has duly and timely filed all reports and other filings which are required to be filed under the Copyright Act, the non‑filing of which could reasonably be expected to have a Material Adverse Effect, and (ii) is in compliance in all material respects with the Copyright Act.  All information provided by or on behalf of any Loan Party in any material filing with the Copyright Office was, at the time of filing, true, complete and correct in all material respects when made, and the Copyright Office has been notified of any substantial or significant changes in such information as may be required by the Copyright Act.

ARTICLE IV

Conditions of Lending

SECTION 4.01.     Conditions Precedent to Closing.

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions on the Closing Date:

(a)         Loan Party Documents.  The Administrative Agent and the Collateral Agent shall have received the following from or with respect to each Loan Party:

(i)          Except to the extent such Loan Party is organized in a jurisdiction where the applicable Governmental Authority does not provide such certificates, a copy of the certificate or articles of incorporation or other such Organizational Document, including all amendments thereto, certified as of a recent date by either the Secretary of State of the state of its organization or such Governmental Authority, and a certificate certifying that such Loan Party has paid all franchise Taxes due and payable on or prior to the date of such certificate and such Loan Party is duly organized and in good standing under the laws of such jurisdiction;

(ii)         A certificate of the Secretary of each Loan Party (other than S3 Semiconductors) dated the Closing Date and certifying (A) that attached thereto are true and complete copies of the Organizational Documents of such Loan Party as in effect on the Closing Date and at all times since a date on or prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Governing Body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the Organizational Document of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Documents or any other document delivered in connection herewith on behalf of such Loan Party;

(iii)       A certificate of a Director of S3 Semiconductors dated the Closing Date in a form and content satisfactory to the Collateral Agent certifying (A) that attached thereto are true and complete copies of the Organizational Documents of S3 Semiconductors as in effect on the Closing Date and at all times since a date on or prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of S3 Semiconductors authorizing,  among other things, the execution, delivery and performance of the Loan Documents to which S3 Semiconductors is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the Organizational Document of S3 Semiconductors have not been amended since the date of the last amendment referred to in  the Director certificate, (D) as to the incumbency and specimen signature of each officer executing any Loan Documents or any other document delivered in connection herewith on behalf of S3 Semiconductors, (E) the names and addresses of Directors and Secretary of S3 Semiconductors and the registered office, corporate tax number and shareholder details of S3 Semiconductors, and (F) that attached thereto is a true copy of the Power of Attorney referred to therein;

(iv)        a copy of the shareholders special resolution adopting a new Constitution of S3 Semiconductors in a form acceptable to the Collateral Agent;

(v)         evidence to be provided to the Collateral Agent, in a form and content satisfactory to it that S3 Semiconductors  has done all that is necessary to follow the authorization procedures set out in Section 82 of the Companies Act 2014. Such evidence shall include:

(A) copies of any requisite shareholder/s resolutions; and

(B) statutory declarations;

(vi)        a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above;

(vii)       executed copies of the Loan Documents to which such Person is a party; and

(viii)     executed copies of the Related Documents; and

(ix)        such other documents as the Lenders, the Collateral Agent or the Administrative Agent may reasonably request.

(b)         Fees.  The Administrative Agent, the Collateral Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out of pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(c)         Corporate and Capital Structure.  The capitalization (including the number of shares outstanding) and structure of the Borrower and its Subsidiaries and the equity ownership of the Borrower’s Subsidiaries shall be as set forth in Schedule 3.07.

(d)         Financial Statements; Pro Forma Financial Statements.  The Lenders shall have received (i) the financial statements, pro forma financial statements, and audit opinion referred to in Section 3.05 and (ii) pro forma financial statements, giving effect to the Transactions, which pro forma financial statements shall be in form and substance reasonably satisfactory to the Collateral Agent.

(e)         Closing Date Projections.  The Lenders and the Collateral Agent shall have received the forecasted financial statements of the Borrower and its Subsidiaries, consisting of balance sheets, income statements and cash flow statements for the Borrower and its Subsidiaries giving effect to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (the “Closing Date Projections”), in form and substance satisfactory to the Lenders and the Collateral Agent, together with an officers’ certificate from the Borrower’s chief executive officer and chief financial officer regarding the Closing Date Projections containing the certifications set forth in Section 3.14(b).

(f)         Solvency Assurances.  The Administrative Agent and the Collateral Agent shall have received a solvency certificate from the chief financial officer of the Borrower, substantially in the form of Exhibit B hereto.

(g)         Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders, a favorable written opinion of (i) Fenwick & West LLP, counsel for the Loan Parties, (ii) Arthur Cox, counsel for the Loan Parties and (iii) Mason Hayes & Curran, counsel for the Collateral Agent, in each case, (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent and the Lenders, and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions.

(h)         Evidence of Insurance.  The Administrative Agent and the Collateral Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall name the Collateral Agent as additional insured or loss payee, as applicable, in form and substance satisfactory to the Collateral Agent.

(i)          Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, etc.  All requisite Governmental Authorities and other material third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions.

(j)          Security Interests.

(i)          The Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date.  The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described herein and in each Security Document.

(ii)         The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower, and shall have received the results of a search of the UCC filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons as reasonably required by the Collateral Agent, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.  Such search results shall include copyright, patent and trademark searches, and copyright, patent and trademark filings or recordations, necessary or advisable in the Collateral Agent’s reasonable determination to perfect the Collateral Agent’s security interest in the Collateral as of the Closing Date to the extent such perfection can be obtained by (a) the filing of a financing statement (or similar document), (b) any copyright filing or recordation with the United States Copyright Office and (c) or any patent or trademark filing or recordation with the United States Patent and Trademark Office.

(iii)       The Collateral Agent shall have received all certificates, agreements or instruments representing or evidencing the Pledged Collateral (as defined in the Guarantee and Collateral Agreement), accompanied by instruments of transfer and stock powers undated and endorsed in blank.

(iv)        The Collateral Agent shall have received duly executed notices of assignment required pursuant to the Irish Security Documents.

(v)         The Collateral Agent shall have received the following share ancillaries in respect of shares charged under the Irish Share Charge:

(A)        original share certificates;

(B)        share transfer form;

(C)        dividend mandate;

(D)        shareholder’s letter of authority;

(E)        letter of irrevocable proxy;

(F)         director’s and secretary letter of resignation; and

(G)        authority to date director’s and secretary’s letter of resignation

(vi)        The Collateral Agent shall have received certified copies of all agreements and loan agreements secured by the Irish Share Charge, to include without limitation a certified copy of the Share Purchase Agreement.

(vii)       Delivery to the Collateral Agent of explanations to up to date searches (including judgments search) in respect of S3 Semiconductors at the Companies Registration Office and the High Court’s Central Office along with evidence that any security affecting S3 Semiconductors or any of its assets.

(k)         Closing Date Certifications. The Administrative Agent and the Collateral Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in Section 4.01(a), Section 4.01(b), Section 4.01(c), Section 4.01(d), Section 4.01(e), Section 4.01(i), Section 4.01(o), Section 4.01(q), Section 4.01(s), Section 4.01(t).

(l)          Existing Debt.  The Borrower shall have (i) consummated the Existing Debt Refinancing; (ii) delivered to the Administrative Agent and the Collateral Agent a “pay‑off” letter in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent with respect to all debt being refinanced in the Existing Debt Refinancing, (iii) delivered to the Administrative Agent and the Collateral Agent all documents or instruments necessary to release all Liens securing the debt being repaid in the Existing Debt Refinancing, and (iv) made arrangements reasonably satisfactory to the Administrative Agent and Collateral Agent with respect to the cancellation or cash collateralization of any letters of credit outstanding under any debt being repaid in the Existing Debt Refinancing or the issuance of letters of credit to support the obligations of the Borrower and its Subsidiaries with respect thereto.

(m)        Other Legal Matters.

(i)          All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents and all other agreements, documents and instruments incident to such transactions shall be reasonably satisfactory to the Lenders and the Collateral Agent, and the Lenders, the Collateral Agent and the Administrative Agent shall have received all such counterpart originals or certified or other copies of such documents as the Lenders, the Collateral Agent or Administrative Agent may reasonably request.

(ii)         The Administrative Agent, the Collateral Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations, including the USA Patriot Act, with respect to the Loan Parties and the Lenders.

(iii)       All legal matters incident to this Agreement, the extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Lenders, the Collateral Agent and to the Administrative Agent.

(n)         Funds Flow Memorandum.  The Administrative Agent and the Collateral Agent shall have received a funds flow memorandum duly executed by a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Collateral Agent.

(o)         Material Adverse Effect.  Since December 31, 2017, no Material Adverse Effect shall have occurred.

(p)         [Reserved].

(q)         No Litigation.  There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in writing in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Collateral Agent, singly or in the aggregate, could reasonably be expected to materially impair any of the transactions contemplated by the Loan Documents, or that could reasonably be expected to have a Material Adverse Effect.

(r)         Due Diligence.  The Collateral Agent shall have completed a due diligence investigation of the Loan Parties in scope, and with results, reasonably satisfactory to the Collateral Agent, including without limitation, as to general affairs, environmental concerns, management, corporate structure, capital structure, other debt instruments, material contracts, governing documents, prospects, financial position, stockholders’ equity and results of operations, and the tax, accounting, legal, regulatory, environmental and other issues relevant to the Loan Parties, and shall have been given access during normal business hours and with reasonable advance written notice to the external independent auditors, management, records, books of account, contracts and properties of the Loan Parties and shall have received such financial, business and other information regarding the Loan Parties as it shall have requested.

(s)         No Default; Representations and Warranties.  At the time of the borrowing hereunder on the Closing Date and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects as of the date of such borrowing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); provided that, if a representation and warranty is qualified as to materiality, for purposes of this clause (u), the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty.

(t)          No Injunction.  No injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the Transactions or the making of Loans hereunder.

(u)         Notice of Borrowing.  Prior to the making of the Loan, the Administrative Agent and the Collateral Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.02(c).

The acceptance of the benefits of each borrowing hereunder shall constitute a representation and warranty by the Borrower to the Administrative Agent, the Collateral Agent and each of the Lenders that all the conditions specified in this Section 4.01 and applicable to such borrowing are satisfied as of that time.  All of the Notes, certificates, legal opinions and other documents and papers referred to in this Section 4.01, unless otherwise specified, shall be delivered to the Administrative Agent and the Collateral Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 4.02.     Post Closing Obligations.  As an accommodation to the Borrower, the Administrative Agent, the Collateral Agent and the Lenders have agreed to execute this Agreement and to make Loans on the Closing Date notwithstanding the failure by the Borrower to satisfy the conditions set forth below on or before the Closing Date.  In consideration of such accommodation, the Lenders agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including those conditions set forth in Section 4.01, the Borrower shall, and cause each other Loan Party to, satisfy each of the conditions subsequent set forth below on or before the date applicable thereto or such later date as agreed to by the Collateral Agent in its sole discretion (it being understood that (i) the failure by the Borrower to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an immediate Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Closing Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 4.02):

(i)          Deliver to the Administrative Agent and the Collateral Agent lender’s loss payable and additional insured endorsements in respect of the insurance policies required by Section 5.02 in form and substance reasonably satisfactory to the Collateral Agent no later than 30 days after the Closing Date (or such later date as the Collateral Agent may agree to in its sole discretion);

(ii)         Deliver to the Administrative Agent and the Collateral Agent Control Agreements with financial institutions, securities intermediaries and other Persons in order to perfect Liens by “control” (within the meaning of the applicable Uniform Commercial Code) in respect of Deposit Accounts and Securities Accounts (other than the Excluded Accounts (as defined in the Guarantee and Collateral Agreement)) in each case, located in the United States of America, in form and substance reasonably satisfactory to the Collateral Agent no later than 45 days after the Closing Date (or such later date as the Collateral Agent may agree to in its sole discretion);

(iii)       Use commercially reasonable efforts to deliver to the Administrative Agent and the Collateral Agent (and to the extent requested by the Collateral Agent) in respect of (A) each leased property, mortgagee of owned property, distributor, bailee or consignee with respect to any location in the United States of America where Inventory or Equipment with a value in excess of $250,000 is stored or located and (B) the chief executive office or sole place of business of each Loan Party located in the United States of America, a Collateral Access Agreement no later than 60 days after the Closing Date (or such later date as the Collateral Agent may agree to in its sole discretion); provided that the Borrower’s failure to deliver such Collateral Access Agreement notwithstanding the Borrower’s commercial reasonable efforts to obtain the same will not constitute an Event of Default;

(iv)        Deliver to the Administrative Agent and the Collateral Agent an amendment to the Operating Agreement of Artemis Acquisition LLC, in form and substance reasonably satisfactory to the Collateral Agent no later than 30 days after the Closing Date (or such later date as the Collateral Agent may agree to in its sole discretion);

(v)         Deliver to the Administrative Agent and the Collateral Agent a filed UCC-3 termination statement with respect to filing number 09-7194843530 naming Adesto Technologies Corporation as debtor and Dell Financial Services L.L.C. as secured party, no later than 30 days after the Closing Date (or such later date as the Collateral Agent may agree to in its sole discretion);

(vi)        Deliver to the Administrative Agent and the Collateral Agent executed release documents with respect to the security interests in Intellectual Property owned by Borrower and certain of its Subsidiaries as recorded in the United States Patent and Trademark Office in favor of Opus Bank, in form and substance reasonably satisfactory to the Collateral Agent no later than 60 days after the Closing Date (or such later date as the Collateral Agent may agree to in its sole discretion);

(vii)       Deliver to the Administrative Agent and the Collateral Agent executed release documents with respect to the security interests in Intellectual Property owned by Borrower and certain of its Subsidiaries as recorded in the United States Patent and Trademark Office in favor of JPMorgan Chase Bank, N.A., in form and substance reasonably satisfactory to the Collateral Agent no later than 60 days after the Closing Date (or such later date as the Collateral Agent may agree to in its sole discretion);

(viii)     Deliver to the Administrative Agent and Collateral Agent no later than 20 days after the Closing Date, a certified copy of the updated register of members for S3 Semiconductors;

(ix)        Deliver to the Administrative Agent and Collateral Agent no later than (i) 15 days after the Closing Date (or such later date as the Collateral Agent may agree to in its sole discretion), the original share certificates in respect of all shares held by the S3 Semiconductors in S3 Semiconductor Solutions USA Inc., (ii) 30 days after the Closing Date (or such later date as the Collateral Agent may agree to in its sole discretion), the original share certificate in respect of all shares held by the Borrower in Semitech Semiconductor Pty Ltd and (iii) no later than 20 days after the Closing Date, the original share certificates in respect of all shares held by the Borrower in S3 Semiconductors; and

(x)         By 5:00 p.m. Los Angeles time on May 9, 2018:

(A)        the conditions set forth in Section 5 of the Acquisition Agreement shall be satisfied, and the representations and warranties made in Section 6 of the Acquisition Agreement shall be true and correct in all material respects; (ii) the Acquisition Agreement shall be in full force and effect (without any amendments, waivers or alterations thereof unless consented to by the Collateral Agent); and (iii) the Administrative Agent and the Collateral Agent shall have received copies of each Transaction Document and all other agreements relating to the Acquisition Agreement, certified by an officer of the Borrower to be true, correct and complete, certified by an officer thereof as being true, correct and complete, that such resolutions have not been modified, rescinded or amended and are in full force and effect.

(B)        The Acquisition and the other Transactions shall have been consummated in accordance with applicable law and on the terms described in the Acquisition Agreement and all other material related documentation, in each case in the form provided to the Administrative Agent and the Collateral Agent.

(C)        No stockholder rights plan or “poison pill” shall have been triggered or otherwise become exercisable in connection with the Transactions.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender, the Collateral Agent and the Administrative Agent that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01.     Existence; Compliance with Laws; Businesses and Properties.

(a)         Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b)         Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except as could not reasonably be expected to result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except as could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.02.     Insurance.

(a)         Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations and maintain such other insurance as may be required by law.

(b)         Subject to Section 4.02, cause all such policies (if any) covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral

Agent; cause all such policies to provide that none of the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Collateral Agent may reasonably require from time to time to protect their interests; upon written request by the Collateral Agent, deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; upon written request by the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

(c)         If at any time the area in which the applicable properties subject to any Mortgage are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Collateral Agent or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Collateral Agent or the Required Lenders may from time to time require.

(d)         Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

SECTION 5.03.     Obligations and Taxes.  Pay its Material Indebtedness promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided,  however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.

SECTION 5.04.     Financial Statements, Reports, etc.  In the case of the Borrower, furnish to the Administrative Agent, the Collateral Agent and each Lender:

(a)         within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2018), the consolidated and consolidating balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year of the Borrower, all audited by Burr Pilger & Mayer or other independent public accountants of recognized national standing reasonably acceptable to the Collateral Agent and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception (other than any “going concern” or other qualification or exception arising from or related to the maturity of the Loans made hereunder) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood that the delivery of annual reports on Form 10‑K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b)         within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending June 30, 2018), the consolidated and consolidating balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year of the Borrower, together with comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of the Financial Officers of the Borrower, as the case may be, as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year‑end audit adjustments (it being understood that the delivery of quarterly reports on Form 10‑Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c)         within 30 days after the end of each fiscal month of the Borrower (commencing with the fiscal month ending April 2018), the consolidated and consolidating balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal month and the results of its operations and the operations of such Subsidiaries during such fiscal month and the then‑elapsed portion of the fiscal year, together with the comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of the Financial Officers of the Borrower, as the case may be, as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year‑end audit adjustments and the absence of footnotes;

(d)         concurrently with any delivery of financial statements under paragraph (a), (b) or (c) above, a certificate of the accounting firm (in the case of paragraph (a)) or Financial Officer of the Borrower (in the case of paragraphs (b) and (c)) opining on or certifying such statements (which opinion or certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) (except with respect to financial statements delivered pursuant to paragraph (c) above) setting forth computations in reasonable detail, together with supporting calculations, in each case satisfactory to the Collateral Agent demonstrating compliance with the covenants contained in Section 6.12 and Section 6.13;

(e)         concurrently with any delivery of financial statements under paragraph (a) above, an officer’s certificate of a Responsible Officer of the Borrower, certifying that, except as expressly set forth therein, the representations and warranties in Article III are true, correct and complete in all material respects on and as of the date of the certificate to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, certifying that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date); provided that, if a representation and warranty is qualified as to materiality, for purposes of such certification, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty, provided further that for the avoidance of doubt, any disclosure made in connection with such certificate will not constitute a breach of the representations and warranties in Article III or an Event of Default.

(f)         promptly following delivery thereof, copies of any financial statements or other material reports delivered by the Borrower or any of its Subsidiaries to any Governmental Authority (including any regulatory body);

(g)         concurrently with any delivery of financial statements under paragraph (a) or (b) above, an officer’s certificate of a Responsible Officer of the Borrower, identifying (i) any Subsidiary formed or acquired by any Loan Party, (ii) any certificated securities (to the extent required to be pledged under the Security Documents), uncertificated securities, other Equity Interests or Indebtedness not held in a Securities Account acquired by any Loan Party, (iii) any change in name or jurisdiction of organization of any Loan Party as permitted by the Loan Documents, (iv) any new location of any Inventory of, or Equipment owned or leased by, any Loan Party (v) any Securities Account, Deposit Account or commodity account opened by any Loan Party, in each case, since the last certificate delivered pursuant to this Section 5.04(g) (or since the Closing Date, in the case of the first such list delivered after the Closing Date) and (vi) any registered Intellectual Property, related rights thereto and inbound licenses involving required payments in excess of $500,000 over the life of the license acquired since the last certificate delivered pursuant to this Section 5.04(f) (or since the Closing Date, in the case of the first such list delivered after the Closing Date), together with an updated Schedule 3.29 (if necessary);

(h)         on the 15th calendar day of any fiscal month of the Borrower (each such calendar day, a “Measurement Date”), a certificate of a Responsible Officer of the Borrower setting forth computations in reasonable detail, together with supporting calculations, in each case satisfactory to the Collateral Agent demonstrating compliance with the covenants contained in Section 6.13 as of such Measurement Date;

(i)          [reserved];

(j)          within 45 days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for Borrower and its consolidated Subsidiaries for such fiscal year presented on a month by month basis (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for each month in such fiscal year, and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(k)         promptly after the same become publicly available, copies of all periodic and other material reports, proxy statements and other materials filed by the Borrower or any Subsidiary with any Governmental Authority or securities exchange, or distributed to its shareholders, as the case may be;

(l)          promptly after the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(m)        promptly after the request by any Lender, Administrative Agent or Collateral Agent, all documentation and other information that such Person reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti‑money laundering rules and regulations, including the USA PATRIOT Act; and

(n)         promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent, Collateral Agent or any Lender may reasonably request.

If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 5.04(a), the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to clause (b) or clause (c) of this Section 5.04 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, at the reasonable request of the Collateral Agent, (i) together with the first delivery of financial statements pursuant to clause (b) or clause (c) of this Section 5.04 following such change, consolidated financial statements of the Borrower and its Subsidiaries for the current fiscal year of the Borrower to the effective date of such change prepared on a pro forma basis as if such change had been in effect during such period and (ii) together with each delivery of financial statements pursuant to clause (b) or clause (c) of this Section 5.04 following such change, a written statement of a Financial Officer of the Borrower setting forth the differences (including any differences that would affect any calculations relating to the financial covenants in Section 6.12 and Section 6.13) which would have resulted if such financial statements had been prepared without giving effect to such change.

SECTION 5.05.     Litigation and Other Notices.  Furnish to the Administrative Agent, the Collateral Agent and each Lender prompt written notice of the following:

(a)         the occurrence of any Event of Default or Default, specifying the nature and extent thereof, the date of occurrence thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)         the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)         the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $250,000;

(d)         any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(e)         any default or event of default (in each case, after taking into account applicable cure or grace periods) under (A) any Contractual Obligation (other than the Loan Documents or documents governing Material Indebtedness) of the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect or (B) any documents governing Material Indebtedness.

SECTION 5.06.     Information Regarding Collateral.  Furnish to the Collateral Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral, with the priority required hereunder and under the Security Documents.  The Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed or if the value of the Collateral is impaired in an amount in excess of $250,000.

SECTION 5.07.     Maintaining Records; Access to Properties and Inspections.  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities.  The Borrower shall, and shall cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, the Collateral Agent or any Lender to visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent, the Collateral Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor (such visit and inspection shall be at the sole cost and expense of the Borrower on a quarterly basis so long as no Event of Default has occurred and is continuing or on a more frequent basis if an Event of Default has occurred and is continuing).

SECTION 5.08.     Use of Proceeds.  Use the proceeds of Loans solely (i) to finance the Acquisition, (ii) to effectuate the Existing Debt Refinancing, (iii) to pay fees, costs and expenses (including, without limitation, attorney’s fees) incurred in connection with the Transactions and (iv) to finance working capital and other general corporate purposes of the Borrower and its Subsidiaries.

SECTION 5.09.     Employee Benefits.

(a)         With respect to each Employee Benefit Plan, comply in all material respects with the applicable provisions of ERISA and the Code and furnish to the Administrative Agent and the Collateral Agent as soon as possible after, and in any event within 10 days after any Responsible Officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount exceeding $250,000, a statement of a Responsible Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.

(b)         Upon request by the Administrative Agent or the Collateral Agent, furnish copies of (i) annual report (Form 5500 Series) filed by any Loan Party or any Subsidiary thereof or any of its ERISA Affiliates with respect to each Employee Benefit Plan; (ii) the most recent actuarial valuation report for each Plan, to the extent such exists; (iii) all notices received by any Loan Party or any of its ERISA Affiliates from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other information, documents or governmental reports or filings relating to any Employee Benefit Plan as the Collateral Agent shall reasonably request.

SECTION 5.10.     Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided,  however, that neither the Borrower nor any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.11.     Preparation of Environmental Reports.  If a Default caused by reason of a breach of Section 3.16 or Section 5.10 shall have occurred and be continuing for more than 20 days without the Borrower or any Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters that are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Collateral Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

SECTION 5.12.     Further Assurances.

(a)         Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, mortgages and deeds of trust and arranging for the Collateral Agent’s Lien on the certificate of title of each motor vehicle owned by a Loan Party (other than any motor vehicle with respect to which, pursuant to the provisions of the Guarantee and Collateral Agreement, the Loan Parties are not required to evidence the Collateral Agent’s Lien on the certificate of title for such vehicle)) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents.  In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties and the assets and property of its Subsidiaries (other than Excluded Subsidiaries) as may be required by the Loan Documents (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Loan Parties (including real and other properties acquired subsequent to the Closing Date)).  Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section 5.12.  The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent and the Collateral Agent of the acquisition by it or any of the Subsidiaries of any Material Real Property (or any interest in Material Real Property (other than a leasehold interest)).

(b)         Upon the consummation of any Permitted Acquisition of any Person by any of the Loan Parties, or upon the formation by any of the Loan Parties of any such Subsidiary (other than an Excluded Subsidiary) or if any Excluded Subsidiary ceases to be an “Excluded Subsidiary”, the Borrower shall cause the Person so acquired or formed or ceasing to be “Excluded Subsidiary” to be designated as a Subsidiary Guarantor of the Obligations.  Within 10 Business Days of the acquisition or formation of any Domestic Subsidiary (and within 30 days of the acquisition or formation of any Foreign Subsidiary), such Person shall become a Loan Party by executing the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Collateral Agent.  In addition, within 10 Business Days of the acquisition or formation of any Domestic Subsidiary (and within 30 days of the acquisition or formation of any Foreign Subsidiary),  (i) such Person shall execute and deliver such Security Documents, agreements and documents as the Administrative Agent, the Collateral Agent or the Required Lenders may reasonably request to grant a first priority perfected Lien in respect of substantially all of its real and personal property in favor of the Collateral Agent and the Lenders, and (ii) the Loan Parties owning Equity Interests in such Person shall pledge all such Equity Interests in such Person.

(c)         Notwithstanding anything to the contrary in paragraph (a) or (b) of this Section 5.12, no Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code shall be required to (a) (i) grant a security interest in its assets to secure the Obligations, (ii) to guarantee the Obligations and (b) no Equity Interests of any Foreign Subsidiary (other than a first‑tier Foreign Subsidiary of the Borrower or a Domestic Subsidiary) shall be required to be pledged, in each of clauses (a) and (b) to the extent the foregoing would result in material adverse tax consequences to the Borrower (as determined by the Collateral Agent and the Borrower in good faith).

(d)         In the event that any Person becomes a Foreign Subsidiary of a Loan Party after the date hereof, the Borrower will promptly notify the Lenders and the Collateral Agent of that fact and cause such Foreign Subsidiary, such Loan Party or both to execute and deliver to the Lenders and the Collateral Agent such documents and instruments and take such further actions as may be necessary, or in the reasonable opinion of the Collateral Agent, desirable to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected first priority Lien on 100% of the Equity Interests in such Foreign Subsidiary, including execution and delivery of a Pledge Agreement; provided that no more than 66% of the voting Equity Interests of a first‑tier Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code shall be required to be pledged if such pledge would result in material adverse tax consequences to a Loan Party under Section 956 of the Code (as determined by the Collateral Agent and the Borrower in good faith).

(e)         Furnish to the Collateral Agent and Administrative Agent prompt written notice, and in any event within 10 days, of (i) the acquisition by any Loan Party of any Intellectual Property (or rights related thereto) or (ii) any Loan Party entering into, acquiring or otherwise becoming a party or any license(s) of Intellectual Property (individually or in a series of related transactions) as to which any Loan Party is the licensee that, in the case of each of clause (i) or clause (ii), (A) provide for payment of annual consideration by the Loan Parties, in the aggregate, of greater than $100,000 or (B) are otherwise material to the business, assets, liabilities, operations, condition (financial or otherwise), operating results, properties or prospects of the Loan Parties, taken as a whole.

SECTION 5.13.     Change of Control Provisions.  Use commercially reasonable efforts to exclude from any inbound license and any agreement the termination, expiration or suspension of which could reasonably be expected to result in a Material Adverse Effect entered into by or binding upon the Borrower or any of its Subsidiaries after the Closing Date, any “change of control” provision, howsoever denominated, or any other provision the inclusion of which in such agreement would automatically, or at the option of any party thereto, result in (i) the termination of or right to terminate such agreement, (ii) the suspension of or right to suspend any obligations of any parties thereto, or (iii) any change in the rights, duties or obligations of any party thereto, in the case of each of clause (i), clause (ii) or clause (iii), whether immediately or upon the passage of time or otherwise.

SECTION 5.14.     Intellectual Property.  Except as otherwise mutually and reasonably agreed by the Collateral Agent and the Borrower or pursuant to Dispositions consummated in accordance with Section 6.05, the Loan Parties will own or have a valid license to all Intellectual Property used in or necessary to operate, or material to, the business of the Borrower and its Subsidiaries.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender, the Collateral Agent and the Administrative Agent that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full, the Borrower will not, nor will it cause or permit any of its Subsidiaries to:

SECTION 6.01.     Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:

(i)          Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals or replacements of such Indebtedness; provided that (i) the principal amount of such Indebtedness is not increased, (ii) neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, (iii) such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and (iv) the original obligors in respect of such Indebtedness remain the only obligors thereon;

(ii)         Indebtedness created hereunder and under the other Loan Documents;

(iii)       intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.04(iii);

(iv)        Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(iv), when combined with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to Section 6.01(v) shall not exceed $3,500,000 at any time outstanding;

(v)         Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(iv), not in excess of $3,500,000 at any time outstanding;

(vi)        Indebtedness under performance bonds or with respect to workers’ compensation claims, payment, bid, performance or surety bonds, completion guarantees, or similar instruments, in each case incurred in the ordinary course of business and Indebtedness in respect of appeal bonds and similar instruments;

(vii)       [reserved];

(viii)     Indebtedness under any Hedging Agreement permitted under Section 6.04(vi);  provided that if such Hedging Agreement relates to interest rates, (i) such Hedging Agreement relates to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Agreement at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Agreement relate;

(ix)        guaranties by and other Contingent Obligations of the Borrower of Indebtedness of a Subsidiary Guarantor or guaranties by a Subsidiary Guarantor of Indebtedness of the Borrower or another Subsidiary Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 (other than clause (i) of this Section 6.01); provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations, in each case on terms no less favorable to the Lenders than the subordination terms of the Indebtedness so guaranteed;

(x)         (A) Indebtedness of any Person that becomes a Subsidiary Guarantor after the date hereof, which Indebtedness is existing at the time such Person becomes a Subsidiary of the

Borrower (other than Indebtedness incurred in contemplation of or in connection with such Person becoming a Subsidiary) and (B) Indebtedness secured by assets purchased by a Loan Party in a Permitted Acquisition that is assumed by such Loan Party (other than Indebtedness incurred in contemplation of or in connection with such purchase) in an aggregate amount under this clause (x) not in excess of $250,000 at any time outstanding;

(xi)        Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other similar arrangements consisting of netting arrangements and overdraft protections incurred in the ordinary course of business and not in excess of $500,000 in the aggregate at any time outstanding;

(xii)       Indebtedness representing any Taxes, assessments or governmental charges to the extent such Taxes are being contested in good faith and adequate reserves have been provided therefor in conformity with GAAP;

(xiii)     letters of credit in an aggregate face amount not exceeding $500,000 to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations or Synthetic Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature;

(xiv)      Subordinated Indebtedness in an aggregate principal amount not exceeding $500,000;

(xv)       unsecured Indebtedness consisting of any Acquisition Earnout to the extent incurred pursuant to the Acquisition or a Permitted Acquisition;

(xvi)      Indebtedness incurred in the ordinary course of business with respect to customer deposits and other unsecured current liabilities not the result of borrowing;

(xvii)     Indebtedness consisting of guarantees resulting from real property leases entered into by the Borrower or its Subsidiaries;

(xviii)   endorsements of instruments or other payment items for deposit or the financing of insurance premiums;

(xix)      Indebtedness arising as a result of judgments, orders, awards or degrees against the Borrower or its Subsidiaries, in each case not constituting an Event of Default; and

(xx)       other unsecured Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount not exceeding $250,000 at any time outstanding.

SECTION 6.02.     Liens.  Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(i)          Liens on property or assets of the Borrower and the Subsidiaries existing on the date hereof and set forth in Schedule 6.02;  provided that such Liens shall secure only those obligations that they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

(ii)         any Lien created under the Security Documents;

(iii)       any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien secures only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(iv)        Liens for Taxes not yet due or that are being contested in compliance with Section 5.03;

(v)         Landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not overdue for a period of more than 45 days or that are being contested in compliance with Section 5.03;

(vi)        pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(vii)       deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations or Synthetic Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(viii)     zoning restrictions, easements, rights‑of‑way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(ix)        purchase money security interests in real property, improvements thereto or equipment hereafter acquired and the proceeds thereof (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(iv), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction and related expenses) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

(x)         Liens on property or assets of a Person (other than any Equity Interests in any Person) existing at the time the assets of such Person are acquired or such Person is merged into or consolidated with the Borrower or any Subsidiary or becomes a Subsidiary of the Borrower or any Subsidiary; provided that any such Lien (i) was not created in contemplation of or in connection with such asset purchase, merger, consolidation or investment and (ii) does not extend to any assets other than those acquired in such asset purchase and those assets of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;

(xi)        bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to (i) cash and Permitted Investments on deposit in one or more accounts maintained by any Loan Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements, and (ii) financial assets on deposit in one or more securities accounts maintained by any Loan Party, in each case granted in the ordinary course of business in favor of the securities intermediaries with which such accounts are maintained, securing amounts owing to such securities intermediaries with respect to services rendered in connection with such securities accounts;

(xii)       non‑exclusive licenses and sublicenses in the ordinary course of business;

(xiii)     Liens to secure payment of workers’ compensation, employment insurance, old‑age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(xiv)      precautionary filings of financing statements under the Uniform Commercial Code of any applicable jurisdictions in respect of operating leases or consignments entered into by the Borrower or the Subsidiaries in the ordinary course of business;

(xv)       Liens arising out of judgments or awards not constituting an Event of Default in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(xvi)      Liens on insurance policies and the proceeds thereof securing insurance premium financing and pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing insurance to Borrower and its Subsidiaries;

(xvii)     Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or any Subsidiary in the ordinary course of business;

(xviii)   Liens on cash collateral (not in excess of 105% of the face amount of such letters of credit) securing obligations under letters of credit permitted under Section 6.01(xiii);

(xix)      Good faith earnest money deposits made in connection with a Permitted Acquisition or any other Investment or letter of intent or purchase agreement permitted hereunder;

(xx)       Liens (A) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (B) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(xxi)      other Liens securing Indebtedness not to exceed $100,000 in the aggregate at any time outstanding.

Notwithstanding anything to the contrary hereunder or under any other Loan Document, no Liens (other than Liens permitted under clauses (ii) and (iv)) shall be permitted on Equity Interests issued by any of the Borrower’s Subsidiaries which constitute Collateral.

SECTION 6.03.     Sale and Lease‑Back Transactions.  Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

SECTION 6.04.     Investments.  Purchase, hold, make or acquire any Investments, any other Person, except:

(i)          (i) Investments by the Borrower and its Subsidiaries existing on the date hereof in the Equity Interests of their respective Subsidiaries and (ii) additional Investments by the Borrower and the Subsidiaries in the Equity Interests of the Borrower and the Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement or a Pledge Agreement (subject to the limitations applicable to voting Equity Interests of a Foreign Subsidiary referred to therein) and (B) the aggregate amount of Investments made by Loan Parties after the date hereof in Subsidiaries that are not (or do not become at the time of the acquisition) Loan Parties (determined without regard to any write downs or write‑offs of such Investments), when combined with loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties pursuant to Section 6.04(iii), shall not exceed $500,000 at any time outstanding;

(ii)         Permitted Investments;

(iii)       loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement or a Pledge Agreement and (ii) the aggregate amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (determined without regard to any write‑downs or write‑offs of such loans and advances), when combined with the Investments made pursuant to Section 6.04(i) shall not exceed $500,000 at any time outstanding;

(iv)        Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(v)         the Borrower and its Subsidiaries may make loans and advances in the ordinary course of business to their respective employees for travel ,entertainment, relocation and analogous ordinary business purposes so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write‑downs or write‑offs of such loans and advances) shall not exceed $100,000;

(vi)        the Borrower and its Subsidiaries may enter into Hedging Agreements in the ordinary course of business that are not speculative in nature;

(vii)       Investments resulting from the reinvestment of Net Cash Proceeds of Disposition or Net Insurance/Condemnation Proceeds arising from any Casualty Event as permitted under Section 2.10 of this Agreement;

(viii)     Guarantees permitted by Section 6.01;

(ix)        Investments consisting of intercompany debt permitted hereunder;

(x)         prepaid expenses or lease, utility and other similar deposits, in each case made in the ordinary course of business;

(xi)        Investments consisting of any deferred portion (including promissory notes and non cash consideration) of the sales price received by the Borrower or any Subsidiary in connection with any Disposition permitted hereunder;

(xii)       the Acquisition;

(xiii)     Borrower or any of its Subsidiaries may acquire all or substantially all the assets of a Person or line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Subsidiary or Affiliate thereof; (ii) the Acquired Entity shall be in a similar or reasonably related line of business as that of the Borrower and the Subsidiaries as conducted during the current and most recent calendar year; and (iii) at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) the Borrower would be in compliance with the covenants set forth in Sections 6.12 and 6.13, in each case, as of the most recently completed period of four consecutive fiscal quarters or fiscal month, as applicable, ending prior to such transaction for which the financial statements required by Section 5.04(a) or Section 5.04(b) have been delivered, after giving pro forma effect to such transaction, and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section 6.04(xiii) occurring after such period) as if such transaction had occurred as of the first day of such period; (C) the Borrower shall have delivered to Collateral Agent a certificate of a Financial Officer, certifying as to the conditions described in this Section 6.04(xiii) and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Collateral Agent; and (D) the purchase price in respect of such acquisition (including, without duplication, the maximum amount payable with respect to any Acquisition Earnout) shall be in the form of or funded solely with the proceeds of an issuance of the Borrower’s common Equity Interests and/or funded with cash on hand of the Acquired Entity and/or, so long as the Payment Conditions are satisfied, cash on hand of the Borrower or any of its Subsidiaries (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(xiii) being referred to herein as a “Permitted Acquisition”);

(xiv)      advances of payroll payments to employees of the Borrower and any of its Subsidiaries in the ordinary course of business;

(xv)       extensions of credit in the nature of accounts receivable or notes receivable arising from (i) the sales of goods or services in the ordinary course of business, (ii) the satisfaction or partial satisfaction thereof to the extent reasonably necessary in order to prevent or limit loss and any prepayment and other credits to suppliers made in the ordinary course of business or (iii) the satisfaction, partial satisfaction or enforcement of Indebtedness or claims due or owing to Borrower or any of its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims in the ordinary course of business;

(xvi)      Investments consisting of security deposits made in the ordinary course of business;

(xvii)     advances (including to trade creditors) made in connection with the purchases of goods or services in the ordinary course of business;

(xviii)   Investments made as a result of consideration received in connection with a Disposition permitted under Section 6.05;

(xix)      Investments consisting of good faith deposits made in accordance with Section 6.02(xix); and

(xx)       in addition to Investments permitted by paragraphs (i) through (xix) above, additional Investments by the Borrower and the Subsidiaries so long as the aggregate amount invested pursuant to this paragraph (xx) (determined without regard to any write‑downs or write‑offs of such Investments) does not exceed $250,000 (or such greater amount as may be agreed to by Collateral Agent in its sole discretion) in the aggregate.

SECTION 6.05.     Consolidations, Dispositions of Assets and Acquisitions.  Enter into any transaction of merger or consolidation, or liquidate, wind‑up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Equity Interests of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i)          any Subsidiary of the Borrower may be merged with or into the Borrower or any Wholly Owned Subsidiary of the Borrower that is a Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be Disposed of, in one transaction or a series of transactions, to the Borrower or any Wholly Owned Subsidiary of the Borrower that is a Guarantor; provided that, in the case of such a merger, the Borrower or such Wholly Owned Subsidiary Guarantor shall be the continuing or surviving Person;

(ii)         any Subsidiary of the Borrower that is not a Guarantor may be merged with or into any Subsidiary of the Borrower that is not a Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise Disposed of, in one transaction or a series of transactions, to any Subsidiary of the Borrower that is not a Guarantor;

(iii)       the Borrower and its Subsidiaries may Dispose of assets in transactions that do not constitute Asset Sales; provided that, in the case of (A) any Disposition made pursuant to clauses (c)(x) and (y) of the definition of Asset Sale, (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, and (b) at least 75% of such consideration consists of cash and (B) any licenses granted in respect of Intellectual Property with a term of five years, (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, and (b) 100% of such consideration consists of cash;

(iv)        the Borrower and its Subsidiaries may Dispose of obsolete, worn out or surplus property in the ordinary course of business;

(v)         the Borrower and its Subsidiaries may make Asset Sales of assets having a fair market value not in excess of $500,000 between the Closing Date and the Maturity Date; provided that, in the case of any Disposition made pursuant to (A) clauses (c)(x) and (y) of the definition of Asset Sale, (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) no less than 75% of the consideration received shall be cash and (B) any licenses granted in respect of Intellectual Property with a term of five years, (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, and (b) 100% of such consideration consists of cash; (c) no Default or Event of Default shall have occurred or be continuing after giving effect thereto; and (d) the proceeds of such Asset Sales shall be applied as required by Section 2.10(b);

(vi)        in order to resolve disputes that occur in the ordinary course of business, the Borrower and its Subsidiaries may sell, transfer, discount, forgive, cancel or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(vii)       (a) leases and subleases of real or personal property in the ordinary course of business and (b)  non‑exclusive licenses and sublicenses of Intellectual Property or other property in the ordinary course of business;

(viii)     the lapse or abandonment in the ordinary course of business of any Intellectual Property that is, in the reasonable business judgment of the Borrower, immaterial, no longer useful in the Loan Parties’ business, or no longer economically practicable to maintain;

(ix)        the Borrower or a Subsidiary may Dispose of Equity Interests of any of its Subsidiaries solely to qualify directors of the Governing Body of the Subsidiary if required by applicable law;

(x)         any Person may be merged with or into the Borrower or any Subsidiary if the acquisition of the Equity Interests of such Person by the Borrower or such Subsidiary would have been permitted pursuant to Section 6.04(xiii);  provided that (a) in the case of the Borrower, the Borrower shall be the continuing or surviving Person, (b) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and complies with the provisions of Section 5.12 and (c) no Default or Event of Default shall have occurred or be continuing after giving effect thereto;

(xi)        so long as no Default or Event of Default has occurred and is continuing, the Borrower and its Subsidiaries may Dispose of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such property are promptly applied to the purchase price of such replacement property; provided that to the extent such property that was Disposed of was Collateral, such replacement property shall constitute Collateral;

(xii)       use cash and Disposition of Permitted Investments in the ordinary course of business;

(xiii)     Dispositions resulting from Casualty Events;

(xiv)      the unwinding or terminating of Hedging Agreements;

(xv)       Investments permitted pursuant to Section 6.04, transactions permitted pursuant to Section 6.03, Liens in compliance with Section 6.02 and Restricted Payments permitted pursuant to Section 6.06.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Loan Party or an Affiliate or a Loan Party) shall be sold automatically free and clear of the Liens created by the Security Documents and the Agents shall, at the reasonable cost and expense of the Borrower, take all actions they reasonably deem appropriate in order to effect the foregoing. Notwithstanding anything to the contrary hereunder or under any other Loan Document, after the consummation of the Acquisition and the effectiveness of the Closing Date Joinders, neither S3 Semiconductors nor any of its Subsidiaries shall Dispose of (including by sublicense) or grant to any Person (other than Borrower and its Subsidiaries) any right, title, or interest in respect of Intellectual Property for which it has acquired, licensed or otherwise obtained any interest from Adesto Technologies Corporation or any of its Subsidiaries (other than S3 Semiconductors or any of its Subsidiaries),  except (a) non-exclusive licenses to firmware in connection with the sale of products in the ordinary course and licenses granted to persons providing manufacturing, packaging or testing services in the ordinary course of business in connection with such services and (b) licenses to persons of Intellectual Property with a term of less than five (5) years.

SECTION 6.06.     Restricted Payments; Restrictive Agreements.

(a)         Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided,  however,

(i)          any Subsidiary of Borrower may declare and pay dividends or make other distributions ratably to its equity holders;

(ii)         Borrower may declare and pay dividends with respect to the Borrower’s Equity Interests payable solely in shares of its Qualified Capital Stock (or the equivalent thereof);

(iii)       the Borrower may purchase, redemption, retirement, or other acquisition of shares of its Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its Qualified Capital Stock;

(iv)        the Borrower may effect repurchases of Qualified Capital Stock deemed to occur upon the exercise of stock options or warrants if such repurchased Qualified Capital Stock represents a portion of the exercise price of such options or warrants; and

(v)         the Borrower may effect repurchases of Qualified Capital Stock deemed to occur upon withholding of a portion of the Qualified Capital Stock granted or awarded to a current or former director, officer, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof).

(b)         Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document (other than a Related Document), (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or its assets) pending such sale, provided such restrictions and conditions apply only to the Subsidiary (or such assets) that is (or are) to be sold and such sale is permitted hereunder, (C) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (D) clause (i) of the foregoing shall not apply to customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment thereof, (E) the foregoing shall not apply with respect to (i) any agreement (including with respect to Indebtedness) in effect at the time any Person becomes a Subsidiary of the Borrower; provided, that such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness of any Subsidiaries that are not Loan Parties permitted under Section 6.01; provided that such Indebtedness is only with respect to the assets of any Subsidiaries that are not Loan Parties, (iii) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements, other Organizational Documents and other similar agreements, (iv) customary anti-assignment provisions in licenses and other contracts restricting the sublicensing or assignment thereof, (v) pursuant to Contractual Obligations that (y) exist on the Closing Date and (z) to the extent Contractual Obligations permitted by this clause (v) are set forth in an agreement evidencing Indebtedness or any agreement evidencing any permitted refinancing thereof so long as such permitted refinancing does not expand the scope of such Contractual Obligation, and (vi) restrictions in connection with cash or other deposits permitted under Section 6.02.

SECTION 6.07.     Transactions with Affiliates.  Except for transactions between or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions (including services rendered, whether or not in the ordinary course of business) with, any of its Affiliates, except that the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s‑length basis from unrelated third parties, except for (i) indemnification agreements for the benefit of officers and directors, (ii) reimbursement of expenses, and (iii) compensatory arrangements that are approved by an committee of independent directors of the Board of Directors of the Borrower or are available to employees generally.

SECTION 6.08.     Borrower and Subsidiaries.  With respect to the Borrower and each of its Subsidiaries, engage at any time in any business or business activity other than the business conducted by it on the date hereof and business activities reasonably incidental or related thereto.

SECTION 6.09.     Other Indebtedness and Agreements, etc.  (i) Make any distribution or payment, whether in cash, property, securities or a combination thereof (other than (A) regularly scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), other than in respect of any Acquisition Earnout and (B) subject to the satisfaction of the Payment Conditions, distributions or payments in respect of any Acquisition Earnout in accordance with the documentation relating to such Acquisition) in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for any of the foregoing purposes, any Indebtedness or Disqualified Stock, (ii) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities or (iii) pay any Management Fees.

SECTION 6.10.     [Reserved]

SECTION 6.11.     [Reserved]

SECTION 6.12.     Maximum Consolidated Leverage Ratios.

(a)         Permit the Consolidated Revenue Leverage Ratio as of the last day of a period set forth below to be greater than the ratio set forth opposite such period below:

Four Fiscal Quarters Ending	Ratio
June 30, 2018	0.53 to 1.00
September 30, 2018	0.49 to 1.00
December 31. 2018	0.46 to 1.00
March 31, 2019	0.42 to 1.00
June 30, 2019	0.38 to 1.00
September 30, 2019	0.35 to 1.00
December 31, 2019	0.32 to 1.00

(b)         Permit the Consolidated EBITDA Leverage Ratio as of the last day of a period set forth below to be greater than the ratio set forth opposite such period below:

Four Fiscal Quarters Ending	Ratio
March 31, 2020	1.50 to 1.00
June 30, 2020	1.50 to 1.00
September 30, 2020 and each fiscal quarter ending thereafter	1.25 to 1.00

SECTION 6.13.     Minimum Liquidity.  Permit average Liquidity to be less than $5,000,000 during the last five consecutive calendar days of any fiscal month and the five consecutive calendar days thereafter (calculated as one ten‑day period).

SECTION 6.14.     Fiscal Year.  Permit any of the Borrower or any Subsidiary to change its fiscal year end to a date other than December 31.

SECTION 6.15.     Certain Equity Securities.  Issue any Equity Interest that is not Qualified Capital Stock; and for the avoidance of any doubt, each Lender consents to the Issuance of Qualified Capital Stock.

SECTION 6.16.     Amendments or Waivers of Documents Relating to Organizational Documents, Equity Interests and Acquisition Agreement.

(a)         Amendments of Organizational Documents.  Make any amendment, waiver, restatement, supplement or other modification to such Person’s Organizational Documents in any manner adverse to the Lenders, the Collateral Agent or the Administrative Agent without in each case obtaining the prior written consent of the Required Lenders to such amendment, waiver, restatement, supplement or other modification.

(b)         Amendments of Equity Interests.  Make any amendment, waiver, restatement, supplement or other modification to the terms of any Equity Interests of the Borrower or any of its Subsidiaries, (i) if the effect thereof would be to bring forward (to an earlier date) the dates on which any put right or other right of the holder thereof to require any mandatory prepayment can be exercised, (ii) if the effect thereof would cause such Equity Interests to constitute Disqualified Stock, or (iii) in any manner adverse to the Lenders, the Collateral Agent or the Administrative Agent.

(c)         Amendments of Acquisition Agreement.  Neither the Borrower nor any of its Subsidiaries will agree to any amendment, waiver, restatement, supplement or other modification to, or grant any consent with respect to or waive any of its rights under, the Acquisition Agreement or any of the other Transaction Documents after the Closing Date in any manner adverse to the Lenders, the Collateral Agent or the Administrative Agent without in each case obtaining the prior written consent of the Required Lenders to such amendment, waiver, restatement, supplement, modification or consent.

ARTICLE VII

Events of Default

SECTION 7.01.     Events of Default.  In case of the happening of any of the following events (“Events of Default”):

(a)         default shall be made in the payment of any principal of, or Applicable Prepayment Premium on, any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(b)         default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of 5 Business Days;

(c)         any representation or warranty made or deemed made to any Agent or Lender in or in connection with or pursuant to any Loan Document or the Loans made hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall be false or misleading in any material respect when so made, deemed made or furnished (except to the extent already qualified by materiality, in which case it shall not be false or misleading in any respect);

(d)         default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 4.02,  Section 5.01(a),  Section 5.04,  Section 5.05,  Section 5.08,  Section 5.12,  Section 5.13 or Section 5.14 or in Article VI;

(e)         default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified elsewhere in this Article VII) and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent, the Collateral Agent or any Lender to the Borrower and (ii) knowledge thereof by the Borrower;

(f)         (i) the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable beyond any applicable notice or cure period; or (ii) any Subsidiary incorporated in Ireland is unable or admits inability to pay its debts as they fall due; or (iii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (iii) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary (other than any Excluded Subsidiary), or of a substantial part of the property or assets of the Borrower or any Subsidiary (other than any Excluded Subsidiary), under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than any Excluded Subsidiary) or for a substantial part of the property or assets of the Borrower or any Subsidiary (other than any Excluded Subsidiary) or (iii) the winding‑up or liquidation of the Borrower or any Subsidiary (other than any Excluded Subsidiary); and, in each case of the foregoing clauses (i) through (iii), such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)         the Borrower or any Subsidiary (other than any Excluded Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership, examinership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, examiner, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than any Excluded Subsidiary) or for a substantial part of the property or assets of the Borrower or any Subsidiary (other than any Excluded Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i)          one or more judgments shall be rendered against the Borrower, any Subsidiary (other than any Excluded Subsidiary) or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary (other than any Excluded Subsidiary) to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $500,000 (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j)          (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $500,000; or (ii) any event that results in the imposition of a Lien on any asset of Loan Party or ERISA Affiliate with respect to any Plan;

(k)         any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l)          any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority security interest (subject to any Lien permitted by Section 6.02)  in the securities, assets or properties purported to be covered thereby, other than as a result of any failure by Collateral Agent to take any action within its control;

(m)        any Subordinated Indebtedness of the Borrower or any Subsidiary constituting Material Indebtedness shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the agreements evidencing such Subordinated Indebtedness;

(n)         there shall have occurred a Change in Control; or

(o)         the Acquisition shall not have been consummated by 5:00 p.m. Los Angeles time on May 9, 2018.

then, and in every such event (other than an event with respect to any of the Loan Parties described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Collateral Agent may, and at the request of the Required Lenders shall, by notice to the Borrower and the Administrative Agent, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable (and accrued interest thereon), together with the Applicable Prepayment Premium for the prepayment date with respect to such principal amount paid and accrued interest thereon, and any unpaid accrued fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to any of the Loan Parties described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding (and accrued interest thereon), together with the Applicable Prepayment Premium for the prepayment date with respect to such principal amount paid and accrued interest thereon and any unpaid accrued fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Collateral Agent shall have the right to enforce all of the Liens created pursuant to the Security Documents and exercise on behalf of itself and the other Secured Parties all rights and remedies available to it and the other Secured Parties under the Loan Documents or applicable law, including the right to appoint a receiver.

If the Obligations are accelerated for any reason, including because of default, Disposition or encumbrance (including that by operation of law or otherwise), the Applicable Prepayment Premium will also be due and payable as though said indebtedness was voluntarily prepaid and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof.  Any Applicable Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances currently existing.  The Applicable Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement or the Notes evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means.  THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREPAYMENT PREMIUM.  The Borrower expressly agrees that:  (A) the Applicable Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Applicable Prepayment Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.  The Borrower expressly acknowledges that its agreement to pay the Applicable Prepayment Premium to Lenders as herein described is a material inducement to Lenders to make the Loans.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

The Person serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its affiliates may provide debt financing, equity capital or other services (including financial advisory services) to any of the Loan Parties (or any Person engaged in similar business as that engaged in by any of the Loan Parties) as if such Person was not performing the duties specified herein, and may accept fees and other consideration from any of the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as the Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity.  Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  Neither Agent nor any Lender shall be deemed to have knowledge of any Default unless and until written notice thereof (conspicuously identified as “notice of default”) is given to such Agent or such Lender by the Borrower or a Lender, and neither Agent nor any Lender shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or such Lender.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub‑agents appointed by it.  Each Agent and any such sub‑agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub‑agent and to the Related Parties of each Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Agent.

Either Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  If within 30 days after written notice is given of the resigning Agent’s resignation under this Article VIII no successor Agent shall have been appointed and shall have accepted such appointment, then on such 30th day (a) the retiring Agent’s resignation shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent (with the consent of the Borrower (to the extent required above)).  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The Borrower shall pay the reasonable fees of a successor Agent for performing its duties and obligations hereunder.  After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Each Lender hereby further authorizes the Collateral Agent, on behalf of and for the benefit of Lenders, to enter into each Security Document as secured party and to be the agent for and representative of the Lenders thereunder, and each Lender agrees to be bound by the terms of each Security Document; provided that the Collateral Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Security Document or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Security Document), in the case of each of clauses (i) and (ii) without the prior consent of Required Lenders (or, if required pursuant to Section 9.08, all Lenders); provided further,  however, that, without further written consent or authorization from the Lenders, the Collateral Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other Disposition of assets permitted by this Agreement or to which Required Lenders have otherwise consented, (b) release any Subsidiary Guarantor from the Guarantee and Collateral Agreement if all of the Equity Interests of such Subsidiary Guarantor are sold or otherwise Disposed of to any Person (other than an Affiliate of a Loan Party) pursuant to a sale or other Disposition permitted hereunder or to which Required Lenders have otherwise consented or (c) subordinate the Liens of the Collateral Agent, on behalf of the Secured Parties, to any Liens permitted by Section 6.02.  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Collateral Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under or otherwise enforce any Security Document, it being understood and agreed that all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (2) in the event of a foreclosure by either on any of the Collateral pursuant to a public or private sale, either Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.  Notwithstanding anything to the contrary herein, the Collateral Agent shall be permitted to take any action it is authorized to take under any Loan Document.

In case of the pendency of any case or proceeding under the Bankruptcy Code or any other judicial proceeding relative to any Loan Party, the Administrative Agent or Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or Collateral Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Section 2.05,  Section 2.12,  Section 2.16, and Section 9.05) allowed in such judicial proceeding; and

(ii)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Collateral Agent to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Collateral Agent, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.05 and Section 9.05.

ARTICLE IX

Miscellaneous

SECTION 9.01.     Notices.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)          if to the Borrower, to it at:  Adesto Technologies Corporation, 3600 Peterson Way, Santa Clara, California 95054, Attention:  Chief Financial Officer (Email:  ron.shelton@adestotech.com), with a copy (which shall not constitute notice) to Fenwick & West LLP, 801 California Street, Mountain View, California 94041, Attention: Mark Leahy and David Michaels (Fax No. (650) 938-5200 and Email: mleahy@fenwick.com and dmichaels@fenwick.com);

(ii)         if to the Administrative Agent, to Cortland Capital Market Services LLC at 225 West Washington Street, 9th Floor, Chicago, Illinois 60606, Attention:  Eugene Kim and Legal Department (Fax No. (312) 376‑0751 and Email:  eugene.kim @cortlandglobal.com and legal@cortlandglobal.com), with a copy (which shall not constitute notice) to (A) Holland & Knight LLP, 131 S. Dearborn Street, 30th Floor, Chicago, Illinois 60603, Attention:  Joshua M. Spencer (Fax No. (312) 578‑6666 and Email:  joshua.spencer@hklaw.com and (B) Obsidian Agency Services, Inc., c/o Tennenbaum Capital Partners, LLC, 2951 28th Street, Suite 1000, Santa Monica, California 90405, Attention:  Asher Finci (Fax No. (310) 889‑4950 and Email:  asher.finci@tennenbaumcapital.com);

(iii)       if to the Collateral Agent, to Obsidian Agency Services, Inc., c/o Tennenbaum Capital Partners, LLC, 2951 28th Street, Suite 1000, Santa Monica, California 90405, Attention:  Asher Finci (Fax No. (310) 889‑4950 and Email:  asher.finci@tennenbaumcapital.com), with a copy (which shall not constitute notice) to Katten Muchin Rosenman LLP, 515 South Flower Street, Suite 1000, Los Angeles, California 90071, Attention:  Glen K. Lim (Fax No. (213) 443‑9001 and Email:  glen.lim@kattenlaw.com); and

(iv)        if to a Lender, to it at its address (or fax number) set forth in the Administrative Questionnaire submitted by such Lender to the Administrative Agent or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date 5 Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.  As agreed to among the Borrower, the Administrative Agent, the Collateral Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e‑mail to the e‑mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 9.02.     Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.  The provisions of Section 2.11,  Section 2.12,  Section 2.16 and Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03.     Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, the Collateral Agent and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04.     Successors and Assigns.

(a)         Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)         Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent of the Borrower, the Collateral Agent and the Administrative Agent (not to be unreasonably withheld or delayed); provided,  however, that (i) the consent of the Borrower shall not be required to any such assignment made (A) to another Lender or an Affiliate of a Lender or (B) after the occurrence and during the continuance of any Event of Default, (ii) the Borrower shall be deemed to have consented to any such assignment (and shall not be a party to or required to sign any Assignment and Acceptance related thereto) unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; (iii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans), (iv) the parties to each such assignment shall manually execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (provided that only one such fee shall be payable in the case of concurrent assignments to Persons that, after giving effect to such assignments, will be Related Funds), and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms and other required know‑your‑customer documentation.  Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.11,  Section 2.12,  Section 2.16 and Section 9.05).

(c)         By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the outstanding balance of its Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(d)         The Administrative Agent shall maintain at its principal executive offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Absent manifest error, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(e)         Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, the Collateral Agent and, if required, the Borrower to such assignment and any applicable tax forms and other required know‑your‑customer documentation, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) notify the Borrower of such acceptance.  The Administrative Agent shall promptly record the information contained therein in the Register.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).  This Section 9.04(e) shall be construed so that any Commitment, Loan or other Obligation under the Loan Documents is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations.

(f)         Each Lender may without the consent of the Borrower, the Collateral Agent or the Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided,  however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Section 2.11 and Section 2.16 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation) and (iv) the Borrower, the Collateral Agent, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral).

(g)         Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)         Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.17.

(i)          Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(j)          Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in the Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Collateral Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non‑public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  A Granting Lender that transfers all or any portion of its Loan to an SPC shall maintain a register that complies with the requirements set forth in Section 9.04(g).

(k)         The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05.     Expenses; Indemnity.

(a)         The Borrower agrees to pay all reasonable and documented out‑of‑pocket costs and expenses, including reasonable and documented attorneys’ fees (limited to one transaction counsel, one local counsel in each relevant jurisdiction and any regulatory or other specialized counsel for the Administrative Agent and one transaction counsel, one local counsel in each relevant jurisdiction and any regulatory or other specialized counsel for the Collateral Agent and the Lenders, taken as a whole)  and reasonable and documented fees, costs and expenses of accountants, advisors and consultants, incurred by the Administrative Agent, the Collateral Agent and its counsel in connection with the syndication of the Loans and the negotiation, preparation and administration of this Agreement and the other Loan Documents (including travel costs) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or relating to efforts to evaluate or assess any Loan Party, its business or financial condition or protect, evaluate, assess or Dispose of any of the Collateral; and all out‑of‑pocket costs and expenses, including reasonable and documented attorneys’ fees, fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by the Administrative Agent, the Collateral Agent or any of the Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work‑out” or pursuant to any insolvency or bankruptcy proceedings.

(b)         The Borrower agrees to indemnify the Administrative Agent and each Related Party (“Agent Indemnitees”), the Collateral Agent, each Lender and each Related Party of any of the foregoing Persons (“Lender Indemnitees”; together with the Agent Indemnitees, each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented out-of-pocket counsel fees for one transaction counsel, one local counsel in each relevant jurisdiction and any regulatory or other specialized counsel for the Agent Indemnitees and one transaction counsel, one local counsel in each relevant jurisdiction and any regulatory or other specialized counsel for the Lender Indemnitees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto or the plaintiff or defendant thereunder (and regardless of whether such matter is initiated by a third party, a Lender or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(c)         To the extent that the Borrower fails to pay any amount required to be paid by them to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section 9.05(c), each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time.

(d)         To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)         The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.  All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06.     Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07.     Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.     Waivers; Amendment.

(a)         No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)         Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, with a copy of each promptly provided to the Administrative Agent; provided,  however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly adversely affected thereby (other than any waiver of any increase in the interest rate applicable to the Loans as a result of the occurrence of an Event of Default), (ii) increase or extend the Commitment or decrease or extend the date for payment of any fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.13, the provisions of Section 9.04(k) or the provisions of this Section 9.08(b) or release any Guarantor (other than in connection with the sale or other disposition of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(j) without the written consent of such SPC, or (v) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.

SECTION 9.09.     Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10.     Entire Agreement.  This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11.     Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.     Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Collateral Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Loan Parties in respect of any such sum due from it to the Administrative Agent, the Collateral Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. dollars (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, the Collateral Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, the Collateral Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, the Collateral Agent or any Lender from any Loan Party in the Agreement Currency, the Loan Parties, jointly and severally, agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the Collateral Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, the Collateral Agent or any Lender in such currency, the Administrative Agent, the Collateral Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 9.13.     Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good‑faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.14.     Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03.  Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic means shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.15.     Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.16.     Jurisdiction; Consent to Service of Process.

(a)         The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b)         The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)         Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.17.     Confidentiality.  Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi‑regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.17, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.17.  For the purposes of this Section 9.17, “Information” shall mean all information received from the Borrower or any Subsidiary and related to the Borrower or any Subsidiary or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or any Subsidiary; provided that, in the case of Information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this 7 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

SECTION 9.18.     USA PATRIOT Act Notice.  Each Lender, the Collateral Agent and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Subsidiary Guarantors that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Subsidiary Guarantors, which information includes the name and address of the Borrower and the Subsidiary Guarantors and other information that will allow such Lender, the Collateral Agent or the Administrative Agent, as applicable, to identify the Borrower and the Subsidiary Guarantors in accordance with the USA PATRIOT Act.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ADESTO TECHNOLOGIES CORPORATION, as Borrower

By:	/s/ Ron Shelton
Name:	Ron Shelton
Title:	Chief Financial Officer

CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent

By:	/s/ Jonathan Kirschmeier
Name:	Jonathan Kirschmeier
Title:	Associate Counsel

OBSIDIAN AGENCY SERVICES, INC., as Collateral Agent

By:	/s/ Howard Levkowitz
Name:	Howard Levkowitz
Title:	Managing Partner

LENDERS:

SPECIAL VALUE CONTINUATION PARTNERS, LP
TCP DIRECT LENDING FUND VIII-A, LLC
TCP DIRECT LENDING FUND VIII-N, LLC
TCP DIRECT LENDING FUND VIII-S, LLC

By:	TENNENBAUM CAPITAL PARTNERS, LLC
Its:	Investment Manager

By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title:Managing Partner

TCP DLF VIII ICAV,
an umbrella type Irish collective asset management vehicle acting solely for and on behalf of its sub-fund
TCP Direct Lending Fund VIII-U (Ireland)

By:	TENNENBAUM CAPITAL PARTNERS, LLC
Its:	Investment Manager

By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title:Managing Partner

TCP DLF VIII ICAV,
an umbrella type Irish collective asset management vehicle acting solely for and on behalf of its sub-fund
TCP Direct Lending Fund VIII-L (Ireland)

By:	SVOF/MM, LLC
Its:	Sub-Advisor acting as attorney-in-fact

By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title:Managing Partner

TCP DIRECT LENDING FUND VIII-T, LLC

By:	SVOF/MM, LLC
Its:	Sub-Advisor

By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title:Managing Partner

TCP DLF VIII 2018 CLO, LLC

By:	Series I of SVOF/MM, LLC
Its:	Collateral Manager

By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title:Managing Partner